EXHIBIT 99.5

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Item 8 is hereby amended by replacing pages F-1 to F-43 referenced therein in their entirety with the following:

“Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of

Concentra Operating Corporation:

We have completed integrated audits of Concentra Operating Corporation’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index appearing under Item 15 (a)(1) present fairly, in all material respects, the financial position of Concentra Operating Corporation and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 18 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation in 2006.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A (not included herein), that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Dallas, Texas
March 28, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to discontinued operations (second and third paragraphs of Note 24), as to which the date is May 22, 2007.

CONCENTRA OPERATING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$46,639	$65,057
Short-term investments	55,257	—
Restricted cash and short-term investments	4,281	4,723
Accounts receivable, net	183,685	171,357
Prepaid expenses and other current assets	25,695	24,344
Deferred income taxes	18,672	19,429

Total current assets	334,229	284,910

Property and equipment, net	132,102	124,556
Goodwill and other intangible assets, net	638,224	664,090
Restricted long-term investments	2,008	—
Other assets	27,158	29,809

Total assets	$1,133,721	$1,103,365

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Revolving credit facility	$—	$—
Current portion of long-term debt	611	20,074
Accounts payable	18,989	14,229
Accrued expenses	97,669	86,415
Accrued compensation	63,114	63,130

Total current liabilities	180,383	183,848

Long-term debt, net	800,339	840,756
Deferred income taxes	33,242	17,028
Other liabilities	68,526	55,571

Total liabilities	1,082,490	1,097,203

Commitments and contingencies (See Note 16)

Stockholder’s equity:
Common stock, par value $.01 per share: Authorized shares—10,000 Issued and outstanding shares – 1,054	—	—
Paid-in capital	70,449	58,117
Accumulated deficit	(19,218)	(51,955)

Total stockholder’s equity	51,231	6,162

Total liabilities and stockholder’s equity	$1,133,721	$1,103,365

The accompanying notes are an integral part of these consolidated financial statements.

CONCENTRA OPERATING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Years Ended December 31,
	2006	2005	2004
Revenue:
Health Services	$767,260	$683,323	$601,674
Network Services	208,777	143,393	132,385

Total revenue	976,037	826,716	734,059

Cost of services:
Health Services	628,644	558,922	496,530
Network Services	90,570	61,847	52,500

Total cost of services	719,214	620,769	549,030

Total gross profit	256,823	205,947	185,029

General and administrative expenses	153,592	105,997	94,869
Amortization of intangibles	5,311	2,544	1,908
Loss on impairment of goodwill and long-lived assets	—	—	1,150

Operating income	97,920	97,406	87,102

Interest expense, net	47,390	40,654	41,787
Gain on change in fair value of economic hedges	(60)	(87)	—
Loss on early retirement of debt	—	6,029	14,105
Other, net	4,039	3,149	2,938

Income before income taxes	46,551	47,661	28,272
Provision for income taxes	17,557	(767)	12,209

Income from continuing operations	28,994	48,428	16,063
(Income) loss from discontinued operations, net of income taxes (see Note 11)	(3,743)	(5,373)	26,038

Net income	$32,737	$53,801	$(9,975)

The accompanying notes are an integral part of these consolidated financial statements.

CONCENTRA OPERATING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2006	2005	2004
Operating Activities:
Net income (loss)	$32,737	$53,801	$(9,975)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	39,741	36,485	39,799
Amortization of intangibles	5,697	3,424	3,234
Restricted stock amortization and equity-based compensation	10,489	4,162	868
Loss on impairment of goodwill and long-lived assets	—	—	41,682
Gain on sale of assets	(16,505)	(1,426)	—
Unusual gains	—	—	(96)
Gain on change in fair value of economic hedges	(60)	(87)	—
Write-off of deferred financing costs	—	6,029	2,505
Deferred income taxes	26,296	1,094	6,204
Write-off of fixed assets	426	737	160
Changes in assets and liabilities, net of acquired assets and liabilities:
Accounts receivable, net	(14,552)	20,047	(2,972)
Prepaid expenses and other assets	(441)	(575)	15,794
Accounts payable and accrued expenses	28,317	18,108	1,670

Net cash provided by operating activities	112,145	141,799	98,873

Investing Activities:
Purchases of short-term investments	(60,957)	—	—
Purchases of property, equipment, and other assets	(49,098)	(49,143)	(27,897)
Acquisitions, net of cash acquired	(12,019)	(220,826)	(6,794)
Proceeds from the sale of assets	50,000	1,699	—
Proceeds from the sale of short-term investments	5,700	—	—
Increase in restricted cash	—	—	(1,250)

Net cash used in investing activities	(66,374)	(268,270)	(35,941)

Financing Activities:
Borrowings (payments) under revolving credit facilities, net	—	—	—
Repayments of debt	(61,178)	(400,065)	(147,926)
Distributions to minority interests	(3,447)	(823)	(3,445)
Payment of deferred financing costs	(46)	(4,063)	(8,495)
Contribution from issuance of common stock by parent	423	10,160	410
Tax benefit associated with stock options exercised	59	—	—
Proceeds from the issuance of debt	—	525,000	222,850
Dividend to parent	—	—	(96,028)
Payment of early debt retirement costs	—	—	(11,600)

Net cash provided by (used in) financing activities	(64,189)	130,209	(44,234)

Net Increase (Decrease) in Cash and Cash Equivalents	(18,418)	3,738	18,698
Cash and Cash Equivalents, beginning of year	65,057	61,319	42,621

Cash and Cash Equivalents, end of year	$46,639	$65,057	$61,319

Supplemental Disclosure of Cash Flow Information:
Interest paid, net	$64,939	$48,424	$58,506
Income taxes paid, net	$2,355	$4,616	$2,031
Liabilities and debt assumed in acquisitions	$3,613	$44,289	$956
Non-Cash Investing and Financing Activities:
Capital lease obligations	$1,320	$617	$153
Purchases of restricted investments	$6,188	$3,501	$—
Maturity of restricted investments	$(3,059)	$(454)	$—

The accompanying notes are an integral part of these consolidated financial statements.

CONCENTRA OPERATING CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(in thousands, except share amounts)

	$0.01 Par Value Common Stock
	Number of Shares	Value	Paid-In Capital	Accumulated Deficit	Stockholder’s Equity
Balance, December 31, 2003	1,054	$—	$140,659	$(96,649)	$44,010

Amortization of deferred compensation	—	—	—	868	868
Dividend to parent (see Note 12)	—	—	(97,252)	—	(97,252)
Tax benefits from parent (see Note 14)	—	—	782	—	782
Contribution from issuance of common stock by parent	—	—	410	—	410
Contribution to parent from issuance of deferred shares	—	—	(1,506)	—	(1,506)
Modification of stock options and other	—	—	(203)	—	(203)
Net loss	—	—	—	(9,975)	(9,975)

Balance, December 31, 2004	1,054	—	42,890	(105,756)	(62,866)

Amortization of deferred compensation	—	—	1,662	—	1,662
Tax benefits from parent (see Note 14)	—	—	1,020	—	1,020
Contribution from issuance of common stock by parent	—	—	12,660	—	12,660
Modification of stock options and other	—	—	(115)	—	(115)
Net income	—	—	—	53,801	53,801

Balance, December 31, 2005	1,054	—	58,117	(51,955)	6,162

Amortization of deferred compensation	—	—	3,331	—	3,331
Stock-based compensation (see Note 18)	—	—	7,049	—	7,049
Tax benefit associated with stock options exercised (see Note 18)	—	—	59	—	59
Tax benefits from parent (see Note 14)	—	—	1,528	—	1,528
Contribution from issuance of common stock by parent	—	—	423	—	423
Modification of stock options and other	—	—	(58)	—	(58)
Net income	—	—	—	32,737	32,737

Balance, December 31, 2006	1,054	$—	$70,449	$(19,218)	$51,231

The accompanying notes are an integral part of these consolidated financial statements.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business

Concentra Operating Corporation (the “Company” or “Concentra Operating”) is dedicated to improving quality of life by making healthcare accessible and affordable. The Company seeks to achieve this goal by developing and delivering services designed to promote favorable outcomes and to increase efficiencies in the delivery of and payment for healthcare services. The Company provides its services through its health services (“Health Services”) and network services (“Network Services”) segments (see “Note 20. Segment Information”).

Through our Health Services segment, we are a leading provider of primary occupational healthcare services in the United States. We operate a nationwide network of primary care centers principally dedicated to the treatment of workplace injuries, including a range of physical therapy and rehabilitation services, and the performance of other employment-related healthcare services. Through this segment of our business, we also provide other related diversified health services that include our on-site medical, pharmacy, and laboratory related services. Our Network Services segment provides a broad range of services designed to improve healthcare affordability by increasing healthcare access, reducing inefficiencies and errors in pricing, and streamlining the administration of healthcare financial arrangements between payors and providers.

Earnings per share has not been reported for the periods presented, as Concentra Operating is a wholly-owned subsidiary of Concentra Inc. (“Concentra Holding”) and has no publicly held shares. Welsh, Carson, Anderson & Stowe (“WCAS”) is the largest stockholder of Concentra Holding. Funds managed by Ferrer Freeman and Company, LLC are also significant stockholders of Concentra Holding.

2.	Summary of Significant Accounting Policies

(a) Consolidation

The consolidated financial statements include the accounts of all subsidiaries and joint ventures in which a controlling interest is held. Investments in certain joint ventures where the Company owns a 50% or less interest are accounted for on an equity basis and, accordingly, consolidated income includes the Company’s share of their income. For joint ventures where the Company owns a more than 50% interest, minority interests of $20.6 million and $19.6 million were included in other liabilities at December 31, 2006 and 2005, respectively. Intercompany accounts and transactions are eliminated in consolidation.

Physician and physical therapy services are provided at the Health Services centers under management agreements with affiliated professional groups (the “Professional Groups”), which are independently organized professional corporations that hire licensed physicians and physical therapists to provide medical services to the centers’ patients. The management agreements have original terms of 40 years, with expiration dates of 2041 through 2046, and provide for the wide array of services that Health Services offers to the Professional Groups, such as providing nurses and other medical support personnel, practice and facilities management, billing and collection, accounting, tax, and financial management, human resource management, risk management, and marketing and information-based services. Since the equity investors in the Professional Groups managed by the Company have insignificant capital at risk, lack voting rights, are not obligated to absorb expected losses, and do not have the right to receive expected returns, the Professional Groups are variable interest entities (“VIEs”), which are required to be consolidated under the revised Financial Accounting Standards Board (the “FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. The results of the VIEs are consolidated with those of the Company because: (1) the Company is the primary beneficiary of the VIEs and the nominee shareholder of the VIEs is a related party and de facto agent of the Company, (2) the activities of the VIEs are significant to the Company, and (3) the Company bears the risk for any losses of the VIEs. All obligations arising from the operations of the Professional Groups are the responsibility of the Company.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of these investments approximates fair value due to the short maturity of those instruments.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Short-Term Investments

Short-term investments primarily consist of investment grade auction rate securities with an active resale market and the ability to be readily converted into cash to fund current operations, or satisfy other cash requirements as needed. These securities have legal maturities ranging from 23 to 39 years, but have their interest rates reset at predetermined intervals, typically less than 30 days, through an auction process. These securities are expected to be sold within one year, regardless of their legal maturity date. Accordingly, these securities are classified as available-for-sale and included in current assets on the consolidated balance sheet. The auction rate securities are stated at cost plus accrued interest, which approximates fair value. Net unrealized gains and losses, net of deferred taxes, are not significant due to the short duration between interest rate reset dates. Purchase and sale activity of short-term investments is presented as cash flows from investing activities in the consolidated statements of cash flows.

The Company periodically reviews its investment portfolio for potential impairment. As part of the review process, the Company considers the credit rating of the individual securities and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated improvement of the investee’s financial condition. The Company will record an impairment loss on investments for any other-than-temporary decline in fair value of these debt securities below their cost basis.

(d) Restricted Cash and Investments

Restricted cash and short-term investments consists of funds held by the Company’s wholly-owned insurance subsidiary to be used as capital for future insurance claims and expenses. This insurance captive was formed in December 2004 to begin providing professional liability coverage effective January 1, 2005, and its results are consolidated with those of the Company. For a further description of the Company’s insurance captive, see “(p) Professional Liability Insurance Claims.”

Restricted cash consists of cash and highly liquid investments purchased with original maturities of three months or less. Investments are carried at cost, which approximates fair value.

Restricted investments are considered to be held-to-maturity and, accordingly, are reported at cost, which approximates fair value. Restricted short-term investments have maturities within one year, and restricted long-term investments have maturities greater than one year, ranging from 1 to 3 years.

(e) Revenue Recognition

The Company generally recognizes revenue when there is persuasive evidence of an arrangement, the services have been provided to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured. The Company reduces revenue for estimated contractual allowances and records any amounts invoiced to the customer in advance of service performance as deferred revenue. The Company recognizes this revenue in the periods services are performed. The amount of deferred revenue, which is included in accrued expenses, was $3.6 million and $4.3 million at December 31, 2006 and 2005, respectively. In addition to the aforementioned general policy, the following are the specific revenue recognition policies of each segment of the Company’s operations.

Health Services. Health Services consists of two primary components: (1) workers’ compensation injury care and related services; and (2) non-injury healthcare services related to employer needs or statutory requirements includes an auto injury solutions business. The Company recognizes revenue for both of these services as the services are performed. The provider reimbursement methods for workers’ compensation injury care and related services vary on a state-by-state basis. Currently, 43 states have fee schedules pursuant to which all healthcare providers are uniformly reimbursed. The fee schedules are determined by each state and generally prescribe the maximum amounts that may be reimbursed for a designated procedure. In the states without fee schedules, healthcare providers are reimbursed based on usual, customary, and reasonable fees charged in the particular state in which the services are provided. The Company includes billings for services in states with fee schedules in revenue net of allowance for estimated differences between list prices and allowable fee schedule rates. In states without fee schedules, the Company includes billings for its services in revenue net of allowance for estimated differences between the Company’s list prices and amounts allowed as usual, customary, and reasonable. The Company records adjustments to the allowance based on final payment from the states upon settlement. The Company records the net revenue amount as accounts receivable.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Network Services. The Company derives a significant portion of its Network Services’ revenue from the review and repricing of provider invoices, which determines the appropriate amount of reimbursement to be paid by our clients, including insurers, third-party administrators, and other payors of healthcare costs. The Company’s fees are normally based on the number of charges reviewed, a percentage of the discounts from original invoiced amounts that the Company determines, or a set fee per covered employee. The Company is also contractually entitled to receive a fixed and determinable portion of the savings identified. The Company recognizes this portion of its Network Services revenue as the services are performed net of estimated allowances. The Company’s estimates of credits and chargebacks are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. A smaller portion of Network Services revenue relates to retrospective, or “post-payment,” bill review services. The Company recognizes revenue from its post-payment bill review services when the sales price becomes determinable, which is upon the earlier of customer acknowledgment of the amount owed to the Company or when cash is collected.

(f) Cost of Services

Cost of services consists primarily of the compensation and fringe benefits of physician and therapy providers, licensed technicians, clinic support and other field personnel, medical malpractice insurance, medical and laboratory supplies, facility costs, and bad debt expense. Historically, acquisitions and the costs associated with these additional personnel and facilities have been the most significant factor driving increases in the Company’s cost of services. More recently, the Company has seen increases in its medical malpractice and other insurance costs.

(g) Contractual and Bad Debt Allowances

The Company is paid for virtually all of its services from insurance companies, third-party administrators, and employers. Management maintains allowances for anticipated contractual billing adjustments that its clients or the Company may make to invoiced amounts. Management also maintains allowances for doubtful accounts for estimated losses resulting from the Company’s clients’ inability to make required payments. Each quarter, management evaluates the adequacy of the assumptions used in determining these allowances and makes adjustments as necessary. Changes in estimates are recognized in the period in which they are determined. Management writes off accounts after all substantial collection efforts have failed.

Management must make significant judgments and estimates in determining contractual and bad debt allowances in any accounting period. One significant uncertainty inherent in its analysis is whether the Company’s experience will be indicative of future periods. Although future projections are considered when estimating contractual and bad debt allowances, management’s decisions are ultimately based on the best information available at the time. Adverse changes in general economic conditions or trends in reimbursement amounts for the Company’s services could affect the contractual and bad debt allowance estimates, collection of accounts receivable, cash flows, and results of operations.

(h) Inventories

Inventories primarily consist of medical supplies and related products held for resale and are valued at the lower of cost (first-in, first-out method) or market. Inventories are included in prepaid expenses and other current assets on the consolidated balance sheet.

(i) Property and Equipment

Property and equipment are recorded at cost. Major expenditures for property, plant, and equipment and those that substantially increase useful lives are capitalized. Direct internal and external costs of developing software for internal use, including programming and enhancements, are capitalized and amortized over the estimated useful lives once the software is placed in service. Software training costs, maintenance, and repairs are expensed as incurred. When assets are sold or otherwise disposed of, costs and related accumulated depreciation are removed from the financial statements and any resulting gains or losses are included in operating income.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company provides for depreciation on property and equipment using straight-line and accelerated methods by charges to operations in amounts that allocate the cost of depreciable assets over their estimated lives as follows:

Asset Classification	Estimated Useful Life
Buildings and improvements	5 – 40 years
Leasehold improvements	The shorter of the life of lease or asset life, 5 – 15 years
Furniture and equipment	5 – 7 years
Computer hardware	3 – 5 years
Computer software	3 – 5 years

(j) Goodwill and Other Intangible Assets

The Company assesses the impairment of intangible assets at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors that could trigger an impairment review include:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for the overall business;

•	significant negative industry or economic trends;

•	significant decline in the Company’s public bond price for a sustained period; and

•	significant decline in the Company’s estimated market capitalization relative to net book value.

Under generally accepted accounting principles, the Company is required to write down its intangible assets if they are determined to be impaired. Under current accounting standards, an impairment of an intangible asset is considered to have occurred when the estimated undiscounted future cash flows related to the assets are less than the carrying value of the asset. Estimates of future cash flows involve consideration of numerous factors, depending upon the specific asset being assessed. Relevant factors in this assessment include estimates of future market growth rates, service acceptance and lifecycles, selling prices and volumes, responses by competitors, service delivery costs, and assumptions as to other operating expenses. When the Company determines that the carrying value of intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, it measures any impairment based on a projected discounted cash flow method using a discount rate determined by its management to be commensurate with the risk inherent in the Company’s current business model. The value of these projected discounted cash flows could be subject to change based on differences in the assumptions noted above.

Goodwill and indefinite life intangible assets, such as the Company’s trademarks, are subject to annual impairment tests. Impairment testing may be more frequent if there are interim “triggering” events, such as adverse revenue trends or adverse economic conditions.

The Company tests all existing goodwill and indefinite life intangibles for impairment on a reporting unit basis. A reporting unit is the operating segment unless, at businesses one level below that operating segment (the component level), discrete financial information is prepared and regularly reviewed by management, and the businesses are not otherwise aggregated due to having certain common characteristics, in which case such component is the reporting unit. The Company uses a fair value approach to test goodwill and indefinite life intangibles for impairment. The Company recognizes an impairment charge for the amount, if any, by which the carrying amount of goodwill and indefinite life intangibles exceeds its fair value. The Company establishes fair values using projected cash flows. When available and as appropriate, the Company uses comparative market multiples to corroborate projected cash flow results.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The value of goodwill and other intangible assets acquired is recorded at fair value. Other intangibles are amortized on a straight-line basis over their estimated lives as follows:

Asset Classification	Estimated Useful Life
Customer contracts	2.5-5.0 years
Covenants not to compete	3.0-5.0 years
Servicing contracts	3.2-10.0 years
Customer lists	2.0-7.5 years
Licensing and royalty agreements	2.7-10.0 years
Trademarks	Indeterminate life

(k) Deferred Financing Costs

The Company capitalizes deferred financing costs and amortizes them on a straight-line basis over the life of the indebtedness. Deferred financing costs, net of accumulated amortization, of $10.4 million and $13.1 million were included in other assets at December 31, 2006 and 2005, respectively. For a further description of deferred financing costs, see “Note 12. Revolving Credit Facility and Long-Term Debt.”

(l) Valuation of Economic Hedges

The Company is a party to certain arrangements that hedge a portion of its exposure to variable interest rates under its credit facility. When accounting for these economic hedges, the Company is required by accounting standards to:

•	recognize the fair value of economic hedges as assets or liabilities in the financial statements, and

•	recognize changes in the fair value of these economic hedges in the statements of operations.

Third parties, including major banking institutions, provide the Company with estimates of fair values of the Company’s economic hedges, which reflect several factors, including relevant future market conditions, current bid-offer spreads, and other market conditions. Valuations based on other models or different assumptions, including yield curve shifts, could result in significantly different valuation estimates and could cause significant non-cash charges to earnings relating to the change in the fair value of the economic hedges that the Company utilized.

(m) Valuation of Acquired Assets and Liabilities

The Company has grown in part through strategic acquisitions. In some cases, the Company estimates the fair value of the acquisitions and the purchase price allocations and determines the lives of the acquired assets. The Company also uses independent appraisers to assist in these efforts for larger or more complex acquisitions. The Company uses certain valuation techniques in order to estimate fair values, including discounted cash flow analysis, replacement cost analysis, and market comparables. These methods require significant assumptions regarding market conditions, operational integration issues, and the utilization of the underlying assets, which could change in the future and result in a significant impact on the Company’s earnings. Additionally, the Company is required to make estimates of any restructuring and integration liabilities incurred in connection with these assets. These estimates involve assumptions relating to the timing and cost of any personnel reductions, facility lease charges, or other related exit costs. Because of the inherent nature of these assumptions and techniques, the Company could experience changes in estimated values that could be material to its earnings.

During 2006, 2005, and 2004, the Company acquired a total of 51 occupational healthcare centers, which includes the 26 centers obtained in the acquisition of Occupational Health + Rehabilitation Inc (“OH+R”). During this time, the Company also acquired Beech Street Corporation (“Beech Street”). The individual assets and liabilities of each acquired company during this time were recorded at fair value, reflecting amounts for tangible assets and liabilities and intangible assets.

(n) Allocation of Interest to Discontinued Operations

In accordance with FASB Emerging Issues Task Force Issue No. 87-24, Allocation of Interest to Discontinued Operations, the Company allocates interest to discontinued operations based on interest on debt that would be required to be repaid as a result of the disposal transaction.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(o) Self-Insurance

The Company employs various risk transfer methodologies in dealing with the various insurance policies it purchases. These methodologies include the use of large deductible programs, self-insured retentions with stop loss limits and a captive insurance company. Automobile liability, general liability and workers’ compensation insurance are insurance coverages that utilize a large deductible ($250,000) on a per occurrence basis. Errors & omissions liability, directors & officers liability, fiduciary liability, employment practices liability, and crime insurance are all claims made coverages and utilize self-insured retentions subject to a stop loss limit or an annual aggregate limit. These self-insured retentions range from $50,000 to $500,000 per claim. Health insurance and employee benefits are subject to the participant’s deductible amounts with amounts exceeding the deductibles self-insured by the Company. Medical professional liability policies utilize several methodologies including a self-insured retention ($1,000,000), a large deductible program ($50,000) and a first dollar basis whereby the insurance company pays the cost of the entire claim cost. The Company uses actuarial studies performed to determine the premium charged by the captive insurance company and ensures the creditability of loss reserves including the “incurred but not reported” (“IBNR”) claims. Actuarial studies are also performed on the Company’s workers’ compensation losses to assist in the premium negotiations with the insurance company and to ascertain loss trends. Other factors utilized in determining loss reserves include, but are not limited to, the amount and timing of historical payments, severity of individual claims, jurisdictional considerations, the anticipated future volume of claims, the life span of various types of claims and input from the Company’s legal representatives responsible for the defense of these claims. The ultimate value of casualty claims (automobile and general liability) and professional liability (medical professional and errors & omissions) claims may take several years before becoming known.

(p) Professional Liability Insurance Claims

The Company operates in an environment with medical malpractice and professional liability risks. The entire primary care segment of the healthcare industry has recently experienced dramatic increases in professional liability costs because of the volume of claims and the large legal settlements based on alleged negligence in providing healthcare. The Company maintains professional malpractice liability insurance and general liability insurance in amounts that it believes to be sufficient for its operations, although it is possible that some claims may exceed the scope of the coverage in effect.

The Company provides for losses related to professional liability risks based upon actuarially determined estimates for deductibles. Loss and loss expense allowances represent the present value of the estimated ultimate net cost of all reported and unreported losses incurred. The Company estimates the allowances for unpaid losses and loss expenses using individual case-basis valuations and statistical analyses. Trends in loss severity and frequency affect these estimates. The Company periodically reviews and records adjustments for these estimates as experience develops or new information becomes known. Current operating results include the changes to the estimated allowances. Due to the considerable variability that is inherent in such estimates, there can be no assurance that the ultimate liability will not exceed the Company’s estimates. See “Note 15. Professional Liability Risks,” for a further discussion of the Company’s professional liability risks and related matters.

(q) Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recognized for deductible temporary differences, net operating loss carryforwards, and tax credit carryforwards if it is more likely than not that the tax benefits will be realized. Realization of the Company’s deferred income assets is dependent on generating sufficient future taxable income prior to the expiration of the loss and tax credit carryforwards. The Company evaluates the recoverability of the deferred income tax assets and any associated valuation allowance on a regular basis. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company evaluates a variety of factors on a regular basis to determine the amount of deferred income tax assets to recognize in the financial statements, including its recent earnings history, current and projected future taxable income, the number of years its net operating loss and tax credits can be carried forward, the existence of taxable temporary differences, and available tax planning strategies.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(r) Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual amounts could differ from those estimates. Changes in estimates are recorded during the period of change.

(s) Reclassifications

Reclassifications relating to the discontinued operations as discussed in “Note 11. Discontinued Operations” and “Note 24. Subsequent Events” have been made in the 2005 and 2004 financial statements to conform to classifications used in 2006. As a result, the amounts reported in the consolidated financial statements of the Company differ from amounts previously reported in the Company’s Forms 10-K for the years ended December 31, 2005 and 2004 and Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2006, 2005, and 2004.

3.	Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 requires that the Company recognize in its financial statements the impact of a tax position if that tax position is more likely than not of being sustained on audit, based upon the technical merits of the tax position. FIN 48 also provides guidance on derecognition, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on the Company’s financial statements.

In September 2006, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 states that registrants should quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material and therefore must be quantified. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 had no financial impact on the Company’s financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. (“SFAS”) 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact that SFAS 157 will have on its consolidated financial position, results of operations, and cash flows upon its adoption in 2008.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS 159”), which permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective as of the beginning of fiscal years after November 15, 2007. The Company is currently evaluating the impact that SFAS 159 will have on its consolidated financial position, results of operations, and cash flows as of its adoption in 2008.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Short-Term Investments

Short-term investments were comprised of the following at December 31 (in thousands):

	2006	2005
Auction rate securities	$55,155	$—
Other	102	—

	$55,257	$—

The Company categorizes its auction rate securities as available-for-sale investments. The auction rate securities are stated at cost plus accrued interest, which approximates fair value. Net unrealized gains and losses, net of deferred taxes, are not significant due to the short duration between interest rate reset dates. Proceeds from the sale of short-term investments provided $5.7 million for the year ended December 31, 2006. Interest income on short-term investments was $0.9 million for the year ended December 31, 2006.

For the years ended December 31, 2006 and 2005, the Company did not record any impairment losses related to other-than-temporary declines in fair values of our debt securities. At December 31, 2006, the Company did not record any unrealized losses on our debt securities related to an impairment determined to be temporary.

5.	Restricted Investments

The Company’s wholly-owned captive insurance subsidiary invests in and holds debt securities (classified as held-to-maturity). The market value of these investments approximated their cost at that time. Proceeds from maturities of restricted investments provided $3.1 million and $0.5 million for the years ended December 31, 2006 and 2005, respectively. The gross realized gains for the years ended December 31, 2006 and 2005 were not significant.

The Company’s restricted investments were comprised of the following at December 31 (in thousands):

	2006	2005
Short-term investments:
U.S. government agencies securities	$2,414	$3,044
Auction rate securities	1,751	—

	$4,165	$3,044

Long-term investments:
Mortgage-backed securities	$2,008	$—

At December 31, 2006 and 2005, the Company’s wholly-owned captive insurance subsidiary also maintained $0.1 million and $1.7 million, respectively, of cash and cash equivalent balances that are generally limited to use in such subsidiary’s operations.

6.	Accounts Receivable and Allowances

Accounts receivable, net of related allowances, was comprised of the following at December 31 (in thousands):

	2006	2005
Accounts receivable	$230,127	$219,411

Bad debt allowances	(18,569)	(21,045)
Contractual allowances	(27,873)	(27,009)

Total allowances	(46,442)	(48,054)

Accounts receivable, net	$183,685	$171,357

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following are rollforwards of the bad debt allowances and contractual allowances at December 31 (in thousands):

	Beginning Balance	Charged To Expense	Acquisitions	Net Deductions From Reserves	Ending Balance
Bad Debt Allowances
2004	$20,776	$12,195	$321	$15,455	$17,837
2005	17,837	15,038	2,416	14,246	21,045
2006	21,045	15,898	618	18,992	18,569

Contractual Allowances
2004	$25,381	$74,331	$207	$73,798	$26,121
2005	26,121	77,048	1,456	77,616	27,009
2006	27,009	87,473	518	87,127	27,873

The increase in the amounts expensed related to the Company’s bad debts and contractual allowances was due to revenue growth and additional reserves related to specific customer contracts.

7.	Property and Equipment

Property and equipment were comprised of the following at December 31 (in thousands):

	2006	2005
Land	$2,434	$2,462
Buildings and improvements	7,984	8,032
Leasehold improvements	109,480	94,545
Furniture and equipment	82,800	77,313
Computer hardware	93,533	93,296
Computer software	116,319	123,752

	412,550	399,400
Accumulated depreciation and amortization	(280,448)	(274,844)

	$132,102	$124,556

Furniture and equipment includes assets under capital leases of $1.4 million and $0.1 million at December 31, 2006 and 2005, respectively. Accumulated amortization for assets under capital leases was $0.6 million at December 31, 2006 and was not significant at December 31, 2005.

8.	Acquisitions

The Company acquired all the outstanding shares of capital stock of Beech Street on October 3, 2005, in a $164.9 million cash transaction. Beech Street was a privately-held corporation based in Lake Forest, California. Beech Street is one of the country’s leading preferred provider organizations and, at that time, had approximately 400,000 providers, 52,000 ancillary providers, and 3,800 acute care hospitals within its provider network. In connection with the funding of the purchase price of this acquisition, the Company refinanced its senior credit facility. The Company replaced its existing $501.5 million term loan facility with a new $675.0 million senior credit facility, consisting of a $150.0 million revolving credit facility and a $525.0 million term loan facility. (See “Note 12. Revolving Credit Facility and Long-Term Debt.”)

The Company acquired all the outstanding shares of capital stock of OH+R on October 31, 2005, for an aggregate purchase price of approximately $47.4 million plus retained cash. OH+R was a publicly-held corporation and provided occupational healthcare services through 33 health centers located predominantly in the northeastern United States. The Company funded this acquisition through the use of its unrestricted cash balances. During 2005, the Company began integrating OH+R’s centers into its existing nationwide network of health centers. As a result of the OH+R acquisition, the Company increased its overall number of health centers by 26. The remaining seven centers acquired in the transaction, located in overlapping markets, were combined with the Company’s existing centers.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the recorded values of the Beech Street and OH+R assets acquired and liabilities assumed at the date of acquisition, as determined by internal and third-party valuations (in thousands):

	Beech Street		OH+R
	Amortization life (in years)	At October 3, 2005	Amortization life (in years)	At October 31, 2005
Current assets		$11,489		$18,130
Property and equipment, net		5,895		2,801
Identifiable intangible assets:
Licensing and royalty agreements	10.0	21,500		—
Customer lists	7.5	9,300	3.3	2,200
Covenants not to compete	3.0 – 5.0	1,159	4.1	1,306
Servicing contracts		—	3.2	360
Trademarks		2,900		—
Goodwill		137,437		35,890
Other assets		8,351		1,136

		198,031		61,823

Current liabilities		15,685		12,040
Other long-term liabilities		17,493		2,423

Total liabilities assumed		33,178		14,463

Net assets acquired		$164,853		$47,360

The acquisitions of Beech Street and OH+R have been accounted for using the purchase method of accounting. The goodwill for Beech Street was assigned to the Network Services segment, and the goodwill for OH+R was assigned to the Health Services segment. The primary items that generated this goodwill are the synergies between the acquired businesses and the Company. The acquired goodwill is not subject to amortization and is not expected to be deductible for tax purposes.

The following unaudited pro forma summary presents information as if Beech Street and OH+R had been acquired as of the beginning of the periods presented. The pro forma amounts include certain adjustments, primarily to reflect the acquisition of the entities and the refinancing of the senior credit facility, and do not reflect any benefits from economies that might be achieved from combining operations. The pro forma information does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies. (in thousands):

	2005	2004
Pro forma revenue	$926,406	$859,935
Pro forma net income (loss)	53,034	(17,080)

In addition to the OH+R acquisition above, Health Services acquired seven centers in five transactions in 2006 and eleven centers in six transactions in 2005. In 2006, the Company paid approximately $12.0 million, net of cash acquired, and recorded approximately $7.8 million for goodwill and $2.8 million for customer lists (amortization life 2.0-5.0 years) for these acquisitions. In 2005, the Company paid approximately $8.6 million, net of cash acquired, and recorded approximately $5.8 million for goodwill for these acquisitions. One of the 2006 acquisitions is subject to a contingent payment based upon aggregate earnings, as defined in the purchase agreement, for the period February 1, 2006 through January 31, 2008. Additionally, the seller has the right to convert all or a part of the contingent payment into unregistered shares of Concentra Holding common stock at $25.00 per share. The Company will record goodwill related to this contingent payment agreement if the goals are met and payment is distributable. All of the acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on the estimated fair values at the dates of acquisition. Some of those estimates are preliminary and subject to further adjustment. The results of these acquisitions are included in the Company’s consolidated statements of operations from the respective dates of acquisition.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	Impairment of Assets and Other Charges

As described in “Note 24. Subsequent Events,” in April 2007, the Company completed the sale of its workers’ compensation management care services business units to a subsidiary of Coventry Health Care (“Coventry”) for $387.5 million. The purchase price is subject to certain adjustments as set forth in the definitive agreement. As a result of the sale of the workers’ compensation managed care services business unit, the Company determined its operating segments are Health Services and Network Services. See “Note 20. Segment Introduction” for further discussion.

During the third quarter of 2004, the Company experienced a decline in the operating performance of its historically reported Care Management Services (“CMS”) reporting unit, and a culmination of events led the Company to lower its long-term outlook for this line of its business. The Company’s management believes declines in the performance of this segment were due in part to the lingering effects of the downturn in the national economy and its corresponding effect on the number of workplace injuries that became longer-term disability cases. The Company’s management believes these continuing declines in its CMS revenue levels were due to regional and local competition and a potential reduction in the reliance by insurers on these types of services, as well as to the effects of its continuing consolidation of operations. During the third quarter of 2004, the Company further restructured its CMS reporting unit, closed a primary office that provided independent medical exams (“IME”) services, and terminated the employment of the senior officer responsible for the majority of the operations within its CMS reporting unit. Other key CMS personnel also left the Company during the third quarter of 2004, and the Company continued to experience decreases in the number of nurse case managers.

As a result of the change in the Company’s outlook for its CMS reporting unit, the Company performed an evaluation of its long-lived assets, which include property, plant, and equipment as well as its internal use software. In reviewing the long-lived asset values, the Company applied the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company performed its impairment evaluation of the asset groups at each of CMS’ business units, as these are the lowest levels for which identifiable cash flows are available. In performing the evaluation of the assets of the IME portion of its CMS reporting unit, the Company determined that the total expected future discounted cash flows for this business unit were less than the carrying value of its assets. Accordingly, during the third quarter of 2004, the Company incurred an impairment charge of $5.7 million, which represents the difference between the fair value of the IME services long-lived assets and their carrying value. The Company estimates that its annual depreciation expense is reduced by approximately $2.1 million for these impaired assets.

In accordance with SFAS 142, Goodwill and Other Intangible Assets (“SFAS 142”), the Company periodically evaluates the carrying value of goodwill and indefinite life intangible assets. The change in the Company’s outlook for the future performance of CMS as well as the departures of key personnel caused a “triggering event” in the third quarter of 2004, which indicated the necessity of a review of the Company’s goodwill pursuant to the provisions of SFAS 142. The goodwill impairment assessment included reviewing its long-term view of the care management market, projections of future cash flows, and the estimated fair value of the overall business segment. The Company concluded that an impairment of its goodwill for the CMS reporting unit occurred in the third quarter of 2004.

The first step of the goodwill impairment test was the measurement of the CMS fair value compared to its carrying value. The Company calculated the CMS fair value using discounted cash flows and market comparables. Because the fair value of the Company’s CMS reporting unit was below its carrying value, the Company was required to perform the second step of the impairment test for this reporting unit. The second step involved comparing the implied fair value of the CMS goodwill to the carrying value of that goodwill. This goodwill impairment test resulted in the recognition of a $36.0 million charge, which represents the difference between the fair value of CMS’ goodwill and its carrying value.

On a combined basis, the two impairment charges total $41.7 million and are reflected as a non-cash pre-tax charge to the Company’s operations for the year ended December 31, 2004 and are included in discontinued operations. The $41.7 million in charges for long-term asset and goodwill impairment discussed above are non-cash and will not result in future cash expenditures or have an impact on the Company’s liquidity or debt covenants. After the recognition of these impairment charges, the Company had $445.4 million of goodwill, with approximately $10.1 million related to the CMS reporting unit at December 31, 2004.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the third quarter of 2004, the Company recognized a charge of $1.6 million for costs associated with severance and lease termination costs in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. These charges arose primarily in connection with the Company’s closure of a CMS office in September 2004, which resulted in a reduction in workforce of 34 customer service and support staff positions, of which approximately 26 positions will not be refilled at other locations. Lease termination costs of $1.0 million were recorded for the remaining lease obligation, and severance costs of $0.1 million were recorded for the related employee terminations. Additional severance costs of $0.5 million were recorded in the third quarter of 2004 in connection with the termination of employment of the senior officer responsible for the majority of operations within CMS and for other terminated CMS employees. The total $1.6 million of severance and lease termination costs are included in Cost of Services for CMS. During the last half of 2004, $0.3 million of these severance costs were paid and $0.8 million of these lease termination costs were paid. At December 31, 2004, $0.3 million of severance and $0.8 million of lease termination liability remained. The majority of these costs were paid in 2005. Additionally, the Company has historically reduced staffing levels as needed to correspond with revenue reductions. All related severance expenses were included in operating expense for the respective periods. Due to the continuing uncertainties and operational reviews that are being conducted within the CMS reporting unit, the Company could incur additional charges in future periods. The timing and amount of any such charges cannot be estimated. In February 2007, the Company announced that it had entered into a definitive agreement to sell its workers’ compensation managed care services business units. For a further discussion, see “Note 24. Subsequent Events.”

10.	Goodwill and Other Intangible Assets

The net carrying value of goodwill and other intangible assets is comprised of the following at December 31 (in thousands):

	2006	2005
Amortized intangible assets, gross:
Licensing and royalty agreements	$21,785	$21,785
Customer lists	16,193	13,558
Covenants not to compete	5,016	5,029
Servicing contracts	3,653	3,653
Customer contracts	1,483	1,483

	48,130	45,508
Accumulated amortization of amortized intangible assets:
Licensing and royalty agreements	(2,910)	(810)
Customer lists	(5,105)	(2,705)
Covenants not to compete	(3,248)	(2,647)
Servicing contracts	(1,937)	(1,413)
Customer contracts	(1,427)	(1,366)

	(14,627)	(8,941)

Amortized intangible assets, net	33,503	36,567
Non-amortized intangible assets:
Goodwill	601,667	624,469
Trademarks	3,054	3,054

	$638,224	$664,090

The change in the net carrying amount of amortized intangible assets during the year ended December 31, 2006, is primarily due to amortization, partially offset by acquisitions. The goodwill decrease was due to a $30.6 million net reduction in goodwill, primarily related to $30.4 million of goodwill included in the gain on sale of discontinued operations of the Company’s First Notice Systems, Inc. (“FNS”) subsidiary in December 2006, partially offset by $7.8 million of acquisitions. See “Note 11. Discontinued Operations” for a further discussion of the FNS sale and “Note 8. Acquisitions” for a further discussion of the acquisitions.

The net carrying value of goodwill by operating segment is as follows at December 31 (in thousands):

	2006	2005
Health Services	$317,555	$309,569
Network Services	222,750	223,177
Other	61,362	91,723

	$601,667	$624,469

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense for intangible assets with finite lives was $5.7 million, $3.4 million, and $3.2 million, respectively, for the years ended December 31, 2006, 2005, and 2004. Estimated amortization expense on the Company’s current intangible assets with finite lives for the five succeeding fiscal years ending December 31, is as follows (in millions): $6.3, $5.3, $4.6, $4.0, and $3.7.

The Company completed its 2006 annual impairment tests of goodwill and determined that no impairment existed at July 1, 2006. The Company’s management is not aware of any “triggering events” subsequent to this impairment review.

The Company completed its 2005 and 2004 annual impairment tests of goodwill and determined that no impairment existed at July 1, 2005 or July 1, 2004, respectively. However, certain “triggering events” occurred in the third quarter of 2004 that indicated the need for an impairment review. The Company completed this impairment review and concluded that an impairment of its historically reported goodwill for the historically reported Care Management Services reporting unit had occurred. Accordingly, the Company recorded a $36.0 million impairment charge in the third quarter of 2004. For a further discussion of the goodwill impairment, see “Note 9. Impairment of Assets and Other Charges.”

11.	Discontinued Operations

In December 2006, the Company completed the sale of FNS to The Innovation Group plc (“TiG”) in a $50.0 million cash transaction. The Company recognized a pre-tax gain of $16.5 million ($4.0 million net of tax) on the sale of this business. Pursuant to the requirements of the Company’s credit facility, the Company prepaid $24.5 million of its term loan with a portion of the net after-tax cash proceeds it received from the sale. Interest expense allocated to discontinued operations on the term loan that was required to be repaid was $1.6 million, $1.2 million, and $1.4 million for the years ending December 31, 2006, 2005, and 2004. FNS had revenue for the twelve-month period ending December 31, 2006 of $18.6 million and provides first notice of loss or injury services to insurance carriers, third-party administrators, and self-insured customers. TiG is headquartered in the United Kingdom and specializes in providing outsourcing services and software solutions to insurers and other risk carriers through its international network of offices over the breadth of the administrative processes of insurers and risk carriers, including back office functions such as policy and claims management and sales. FNS services were previously included in the Company’s Network Services segment.

In connection with the FNS sale to TiG, the Company agreed to: (1) an outbound call agreement (the “OCA”) and (2) a transitional services agreement (the “TSA”). Under the OCA, the Company agrees to purchase certain TiG related services through December 31, 2009 for decreasing monthly minimum amounts ranging from $200,000—$75,000 per month. However, there is a provision in the OCA that relieves the Company of its minimum monthly obligation if an unrelated party executes a contract with TiG for a certain guarantee of monthly claim volumes and length of agreement. Under the TSA, TiG has also agreed to purchase from the Company certain data center and other related information technology support services for up to two years and payroll support services for the remainder of 2006. The Company estimates that the TSA will generate cash flows of approximately $0.2 million per year. These costs and revenue represent approximately 6% and 1%, respectively, of the costs and revenue generated by the disposed business. The Company will not have the ability to significantly influence the operating or financial policies of TiG and is not considered to have significant continuing involvement. Therefore, the disposal of FNS has been reported as discontinued operations.

Due primarily to its operating performance, the Company’s management determined in the second quarter of 2005 that it should sell or close its operations of its Canadian field case management services. The Company completed the sale of these operations in August 2005 for $13,900 cash consideration, which approximated net book value. Accordingly, operating results for the Canadian field case management services are reported as discontinued operations, and the consolidated financial statements for all prior periods have been adjusted to reflect this presentation. The Canadian field case management services were previously included in the Company’s Care Management Services segment.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the operating results of FNS and the Canadian field case management services that have been reclassified to discontinued operations in the consolidated statements of operations for the periods presented (in thousands):

	2006	2005	2004
Revenue	$18,621	$25,497	$28,069
Cost of services	11,736	17,779	20,369

Gross profit	6,885	7,718	7,770
General and administrative expenses	3,498	3,334	2,784
Amortization of intangibles	—	—	26

Operating income	3,387	4,384	4,890
Interest expense, net	1,640	1,226	1,357
Other, net	34	346	(4)

Income before income taxes	1,713	2,812	3,537
Provision for income taxes	1,157	1,287	1,368

Income from discontinued operations	556	1,525	2,169

Gain on Sale of Discontinued Operations:
Gain on sale of discontinued operations before tax	16,505	—	—
Provision for income taxes	12,487	—	—

Net gain on sale of discontinued operations	4,018	—	—

	$4,574	$1,525	$2,169

12.	Revolving Credit Facility and Long-Term Debt

The Company’s long-term debt consisted of the following at December 31 (in thousands):

	2006	2005
Term loan due 2011	$464,972	$525,000
9 1/8% senior subordinated notes due 2012, net	153,543	153,276
9 1/2% senior subordinated notes due 2010, net	181,051	181,340
Capital leases	1,384	1,135
Other	—	79

	800,950	860,830
Less: Current maturities	(611)	(20,074)

Long-term debt, net	$800,339	$840,756

The Company had no revolving credit borrowings at December 31, 2006 and 2005. At December 31, 2006 and 2005, accrued interest was $16.6 million and $15.7 million, respectively.

Financing Transactions

In May 2004, the Company completed a cash tender offer and consent solicitation (the “Offer”) for any and all of its 13% senior subordinated notes in which it received tenders and related consents from holders of approximately 80% of its outstanding 13% senior subordinated notes. Additionally, Concentra Holding extended the maturity of its $55.0 million bridge loan from March 2005 to March 2007.

In June 2004, the Company completed a series of transactions that included issuing $155.0 million aggregate principal amount of 9 1/8% senior subordinated notes due 2012. In addition, the Company completed a second amendment to its credit facility under which the Company borrowed an additional $70.0 million of term debt. The additional $70.0 million in term loans bore the same covenants and maturity dates as established in the $435.0 million credit facility. The Company used the net proceeds of the debt offering and additional term debt borrowings together with cash on hand to: (1) redeem $114.9 million principal amount of its 13% senior subordinated notes and pay $4.7 million of related accrued interest and $9.8 million of call premiums and consent

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

payments, (2) declare a dividend of $97.3 million to Concentra Holding, $96.0 million of which was paid to Concentra Holding’s stockholders and $1.3 million of which will be paid on a deferred basis to the holders of Concentra Holding’s deferred share units, (3) pay $7.2 million of associated fees and expenses, and (4) pay $2.5 million of compensatory costs. In connection with these financing transactions, the Company recorded $11.8 million of debt extinguishment costs in the second quarter of 2004 for the write-off of $2.0 million of existing deferred financing costs on the redeemed 13% senior subordinated notes and $9.8 million of call premiums and consent payments on the redeemed 13% senior subordinated notes. Additionally, the Company recorded $2.5 million of compensatory costs related to these financing transactions that it included in general and administrative expenses for the second quarter of 2004. These compensatory costs consisted of $1.9 million of management bonuses and $0.6 million of payments to certain option holders. For a further description of the payments to option holders, see “Note 19. Dividend and Other Equity Transactions.”

In connection with the second amendment of the credit facility in June 2004, the Company placed $29.4 million into escrow for the purpose of funding the $27.6 million principal amount and the $1.8 million call premium payments necessary to redeem the untendered portion of its 13% senior subordinated notes. The Company completed this redemption in August 2004. In connection with these financing transactions, the Company recorded $2.3 million of debt extinguishment costs in the third quarter of 2004 for: (1) the write-off of $0.5 million of remaining deferred financing costs on the 13% senior subordinated notes and (2) $1.8 million of call premium payments. Also in August 2004, the Company completed a third amendment to its credit facility to extend its maturity by one year to 2010 and to reduce the effective interest rate on borrowing under that facility. As a part of this amendment, the term loans were combined into a single replacement term loan.

In October 2005, the Company replaced its existing credit facility with a new $675.0 million senior credit facility (the “Credit Facility”) in connection with the Beech Street acquisition. The Credit Facility provides the Company with increased borrowing capacity and a lower interest rate on borrowings than the previous credit facility. For a further description of the Beech Street acquisition, see “Note 8. Acquisitions.”

Credit Facility

The Company has its Credit Facility with a consortium of banks, consisting of a term loan facility (the “Term Loan”) and a $150.0 million revolving loan facility (the “Revolving Credit Facility”). At levels of consolidated indebtedness greater than 4.0 times consolidated earnings before interest, taxes, depreciation, and amortization (the “Leverage Requirement”), as determined under the Credit Facility, borrowings under the Credit Facility bear interest, at the Company’s option, at either (1) the Alternate Base Rate (“ABR”), as defined, plus a margin of 1.00% or (2) the reserve-adjusted Eurodollar rate (the “Eurodollar Rate”), as defined, plus a margin of 2.00% for borrowings issued in connection with the Term Loan. Below the Leverage Requirement, the borrowings under the Credit Facility bear interest, at the Company’s option, at either (1) the ABR plus a margin of 0.75% or (2) the Eurodollar Rate plus a margin of 1.75% for borrowings in connection with the Term Loan. Revolving Credit Facility borrowings under the Credit Facility bear interest, at the Company’s option, at either (1) the ABR plus a margin initially equal to 1.00% or (2) the Eurodollar Rate plus a margin or 2.00%. The margins for borrowings under the Revolving Credit Facility are subject to reduction based on changes in the Company’s leverage ratios and certain other performance criteria. The Term Loan matures on September 30, 2011, and originally required quarterly principal payments of $1.3 million through September 30, 2010, $74.8 million for each of the following two quarters, $149.6 million on June 30, 2011, and any remaining balance due on September 30, 2011. However, the aggregate outstanding principal amount of the Term Loan is due and payable on February 15, 2010 if a refinancing of the Company’s 9 1/2% senior subordinated notes has not occurred prior to such date. The Revolving Credit Facility matures the earlier of (1) October 3, 2010, or (2) February 15, 2010, if the refinancing of the Company’s 9 1/2% senior subordinated notes has not occurred prior to such date. The Credit Facility replaces the Company’s previous credit agreement, and the Company used the proceeds from the Credit Facility to pay the previous credit facility. At December 31, 2006, the Company had $16.4 million of letters of credit outstanding and $133.6 million of additional revolving loan availability under its Credit Facility. The Company uses letters of credit primarily for purposes of facilitating certain of its insurance arrangements.

The Credit Facility and the previous credit facility contain certain financial compliance ratio tests. A failure to comply with these and other financial compliance ratios could cause an event of default under the Credit Facility and the previous credit facility that could result in an acceleration of the related debt’s maturity. Such an acceleration would also constitute an event of default under the indentures relating to the Company’s 9 1/8% senior subordinated notes and 9 1/2% senior subordinated notes and could also result in an acceleration of the 9 1/8% senior subordinated

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

notes and the 9 1/2% senior subordinated notes before the indentures otherwise require the Company to pay the notes. The Credit Facility and previous credit facility also contain prepayment requirements that would occur based on (i) certain net asset sales outside the ordinary course of business by the Company; (ii) proceeds of specified debt and equity issuances by the Company; and (iii) if the Company has excess cash flow, as defined in the agreement. Because the Company generated excess cash flow (as defined in the agreement) during 2004 and 2005, the Company prepaid $30.1 million and $14.1 million of its Term Loan during the second quarters of 2005 and 2006, respectively. Additionally, the Company made an optional prepayment of $17.5 million in the second quarter of 2006. The optional $17.5 million prepayment satisfied the Term Loan quarterly principal payment requirements through September 30, 2009. The $14.1 million prepayment amount was included in the current portion of long-term debt at December 31, 2005. In connection with the sale of FNS in the fourth quarter of 2006, the Company prepaid $24.5 million of its Term Loan with a portion of the net after-tax cash proceeds it received from the sale. The Company was not required to make any prepayments under the respective provisions in 2004 or the remaining quarters of 2005 and 2006. In connection with the sale of the Company’s workers’ compensation managed care services business units in 2007, the Company prepaid approximately $260.3 million of its Term Loan with a portion of the net after-tax cash proceeds that its receives from the sale, pursuant to the terms of its Credit Facility. For a further discussion of the sale, see “Note 24. Subsequent Events.” Further, based upon its financial projections, management anticipates that the Company may continue to be required to make prepayments in future periods. The Term Loan revised payment schedule requires a principal payment of $0.4 million on December 31, 2009, quarterly principal payments of $1.2 million from March 31, 2010 through September 30, 2010, $69.1 million for each of the following two quarters, $138.3 million on June 30, 2011, and any remaining balance on September 30, 2011.

The ABR, as defined, and the Eurodollar Rate, as defined, were 8.25% and 5.36%, respectively, at December 31, 2006, and 7.25% and 4.54%, respectively, at December 31, 2005. Commitment fees on the unused Revolving Credit Facility borrowings are 0.5% per annum, consistent with the previous revolving credit facility. The weighted-average interest rates for borrowings under the Term Loan were 7.62% and 6.05% at December 31, 2006 and 2005, respectively.

The Company paid $1.4 million and $1.3 million in June 2004 and August 2004, respectively, related to amendments of its credit facility. In October 2005, the Company paid $4.0 million related to its new credit facility and expensed $6.0 million of deferred financing costs, net of accumulated amortization, related to the termination of its previous credit facility.

Previous Credit Facilities

Prior to October 2005, the Company had a senior credit agreement (the “Previous Credit Facility”) with a consortium of banks, consisting of a $401.5 million term loan facility (the “Previous Term Loan”), and a $100.0 million revolving loan facility (the “Previous Revolving Credit Facility”). The Previous Credit Facility originated in August 2003 and initially consisted of a $335.0 million term loan facility and a $100.0 million revolving credit facility. In June 2004, the Company and its lenders increased the Previous Credit Facility with the issuance of an additional $70.0 million of term debt. The Previous Credit Facility was subsequently amended in August 2004 to combine the $335.0 million and the $70.0 million term loans into a single replacement loan, reduce the effective interest rate on term loan borrowings and extend the term loan maturity. Borrowings under the Previous Revolving Credit Facility and Previous Term Loan bore interest, at the Company’s option, at either (1) the ABR, as defined, plus a margin initially equal to 2.25% for the loans under the Previous Revolving Credit Facility and 1.50% for the Previous Term Loan or (2) the Eurodollar Rate, as defined, plus a margin initially equal to 3.25% for the loans under the Previous Revolving Credit Facility and 2.50% for the Previous Term Loan. The margins for borrowings under the Previous Revolving Credit Facility were subject to reduction based on changes in the Company’s leverage ratios and certain other performance criteria. The Previous Term Loan matured on June 30, 2010, and required quarterly principal payments of $1.0 million through June 30, 2009, $57.2 million for each of the following two quarters, $114.4 million on March 31, 2010 and any remaining balance due on June 30, 2010. The Previous Revolving Credit Facility provided for borrowing up to $100.0 million and matured on August 13, 2008. In July 2005, the Company amended its Previous Credit Facility to provide for an increase in the authorized levels of acquisitions by $20.0 million per each year of the agreement. Additionally, the Company could apply one-half of the unused balance from a prior year as an increase to the available amount for an immediately subsequent year.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Economic Hedges

In March 2005, the Company entered into a series of economic hedges to reduce the effect of variable interest rate fluctuations on a portion of its Credit Facility. The Credit Facility does not require the Company to enter into any economic hedging arrangements. At inception, these economic hedges converted into a total of $80.0 million of variable rate debt to fixed rates and were scheduled to expire over a three-year period ending March 2008. The Company recognizes changes to the fair value of these economic hedges as assets or liabilities and includes any adjustments to the fair value in its income statement. In 2006, the Company decreased its net interest expense by $0.3 million through net cash received from the counterparty under these economic hedges. The effect on interest expense through net cash paid to the counterparty under these economic hedges was not significant in 2005.

The first of the economic hedging agreements had a notional amount of $20.0 million and expired March 2006. Under the terms of the agreement, the Company paid 3.8% to the counterparty and received the three-month LIBOR rate from the counterparty on the notional amount.

The second of the economic hedging agreements has a notional amount of $30.0 million and expires March 2007. Under the terms of the agreement, the Company pays a fixed rate to the counterparty and receives the three-month LIBOR rate from the counterparty on the notional amount. The Company’s fixed rate was 4.8% at December 31, 2006 and will remain until the hedge expires in March 2007.

The third of the economic hedging agreements has a notional amount of $30.0 million and expires March 2008. Under the terms of the agreement, the Company pays a fixed rate to the counterparty and receives the three-month LIBOR from the counterparty on the notional amount. The Company’s fixed rate was 4.8% at December 31, 2006 and increases each quarter to 5.0% at December 31, 2007.

Senior Subordinated Notes

In June 2004, the Company issued $155.0 million aggregate principal amount of 9 1/8% senior subordinated notes. The 9 1/8% senior subordinated notes were priced at 98.613% of par to yield 9.375% to maturity. The 9 1/8% senior subordinated notes are general unsecured indebtedness with semi-annual interest payments due on June 1 and December 1, commencing on December 1, 2004. These notes mature on June 1, 2012. As part of the issuance of the 9 1/8% senior subordinated notes, the Company was required to pay $4.6 million in arrangement fees and $1.2 million of other related expenses. At any time prior to June 1, 2007, the Company can redeem, with proceeds from new equity, up to 35% of the aggregate principal amount of the 9 1/8% senior subordinated notes at a redemption price of 109.1% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date. Prior to June 1, 2008, the Company may redeem all, but not less than all, of the 9 1/8% senior subordinated notes at a redemption price of 100.0% of the principal amount of the notes plus the applicable premium, as defined, and accrued and unpaid interest to the redemption date. The Company can also redeem all or part of the 9 1/8% senior subordinated notes on or after June 1, 2008 at 104.6% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date, with the redemption premium decreasing annually to 100.0% of the principal amount on June 1, 2010. Upon a change of control, as defined, each holder of the 9 1/8% senior subordinated notes may require the Company to repurchase all or a portion of that holder’s notes at a purchase price of 101.0% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest. In January 2005, the Company completed an exchange offer in which it exchanged the 9 1/8% senior subordinated notes for notes that were registered under the Securities Act of 1933.

The 9 1/2% senior subordinated notes are general unsecured indebtedness with semi-annual interest payments due on February 15 and August 15, commencing on February 15, 2004. These notes mature on August 15, 2010. As part of the issuance of the 9 1/2% senior subordinated notes, the Company was required to pay $5.9 million in arrangement fees and $1.4 million of other related expenses. At any time prior to August 15, 2006, the Company can redeem, with proceeds from new equity, up to 35% of the aggregate principal amount of the 9 1/2% senior subordinated notes at a redemption price of 109.5% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date. Prior to August 15, 2007, the Company may redeem all, but not less than all, of the 9 1/2% senior subordinated notes at a redemption price of 100.0% of the principal amount of the notes plus the applicable premium, as defined, and accrued and unpaid interest to the redemption date. The Company can also redeem all or part of the 9 1/2% senior subordinated notes on or after August 15, 2007 at 104.8% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date, with the redemption premium decreasing annually to 100.0% of the principal amount on August 15, 2009. Upon a change of control, as

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

defined, each holder of the 9 1/2% senior subordinated notes may require the Company to repurchase all or a portion of that holder’s notes at a purchase price of 101.0% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest.

The 13% senior subordinated notes were issued in August 1999 for $190.0 million and were general unsecured indebtedness with semi-annual interest payments due on February 15 and August 15 commencing on February 15, 2000. In July 2002, as allowed by the indenture to the 13% senior subordinated notes and as elected by the Company, the Company redeemed 25% of the original face value of the 13% senior subordinated notes through payment of an amount equal to 113.0% of the face value of the notes redeemed. Per the indenture to the 13% senior subordinated notes, the Company could also redeem the remaining $142.5 million principal balance of the 13% senior subordinated notes on or after August 15, 2004 at 106.5% of the principal amount with the redemption premium decreasing annually to 100.0% of the principal amount on August 15, 2008. As previously described, the Company completed a tender offer and consent solicitation in May 2004. In connection with the Offer, the indenture governing the 13% senior subordinated notes was amended to eliminate substantially all of the restrictive covenants. In June 2004, the Company redeemed the tendered $114.0 million principal amount of its 13% senior subordinated notes and paid a $7.5 million call premium, a $2.3 million consent payment, and $4.7 million of accrued interest. In connection with the redemption, the Company recorded debt extinguishment costs in the second quarter of 2004 for the write-off of $2.0 million of existing deferred financing costs and $9.8 million of call premiums and consent payments on the redeemed 13% senior subordinated notes. In August 2004, the Company redeemed the remaining $27.6 million principal balance of the 13% senior subordinated notes. In connection with this redemption, the Company recorded debt extinguishment costs of $2.3 million in the third quarter of 2004 for the write-off of $0.5 million of remaining deferred financing costs and $1.8 million of call premium payments.

Other Indebtedness

Concentra Holding has a bridge loan agreement (the “Bridge Loan”) with affiliates of Citicorp and Credit Suisse. Repayment of the Bridge Loan is guaranteed by the principal shareholder of Concentra Holding. The loans bear interest, at Concentra Holding’s option, at the base rate, as defined, plus 0.50%, or the Eurodollar Rate, as defined, plus 1.5%. The Bridge Loan requires no cash interest payments until maturity. In May 2004, Concentra Holding extended the maturity of its Bridge Loan from March 2005 to March 2007. Additionally, Concentra Holding extended the maturity of its Bridge Loan in September 2006 from March 2007 to September 2008. Accordingly, the $66.4 million bridge loan and compound interest is included in Concentra Holding’s long-term debt at December 31, 2006. Additionally, accrued interest on the bridge loan was $0.1 million at December 31, 2006.

Covenants

The 9 1/8% senior subordinated notes, 9 1/2% senior subordinated notes, and the Credit Facility are guaranteed on a joint and several basis by each and every current wholly-owned subsidiary, except for our wholly-owned captive insurance subsidiary, the results of which are consolidated in the results of the Company. The Previous Credit Facility also contained the same guarantees. These guarantees are full and unconditional. Additionally, the Credit Facility is secured and the Previous Credit Facility was secured by a pledge of stock and assets of each and every wholly-owned subsidiary. The Company has certain subsidiaries that are not wholly-owned and do not guarantee the 9 1/8% senior subordinated notes or the 9 1/2% senior subordinated notes. For financial information on guarantor and non-guarantor subsidiaries, see “Note 23. Condensed Consolidating Financial Information.”

The Credit Facility, the 9 1/8% senior subordinated notes, and the 9 1/2% senior subordinated notes contain certain customary covenants, including, without limitation, restrictions on the incurrence of indebtedness, the sale of assets, certain mergers and acquisitions, the payment of dividends on the Company’s capital stock, the repurchase or redemption of capital stock, transactions with affiliates, investments, cross default provisions with other indebtedness of the Company and Concentra Holding, capital expenditures, and changes in control of the Company. Under the Credit Facility, the Company is also required to satisfy certain financial covenant ratio tests including leverage ratios, interest coverage ratios, and fixed charge coverage ratios. The Previous Credit Facility contained similar covenants and financial covenant ratio tests. The Company was in compliance with its covenants, including its financial covenant ratio tests, in 2006 and 2005. The ratio tests under the Credit Facility become increasingly restrictive for future quarters through the second quarter of 2010. The Company’s leverage ratio is generally the most restrictive of these covenants. The Company’s ability to be in compliance with these more restrictive covenants will be dependent on its ability to increase its cash flows over current levels.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.	Financial Instruments

The fair value of the Company’s long-term debt consisted of the following at December 31 (in thousands):

	2006	2005
Term loan due 2011	$466,134	$531,563
9 1/8% senior subordinated notes due 2012, net	161,220	157,874
9 1/2% senior subordinated notes due 2010, net	190,104	187,687

The carrying amounts of cash and cash equivalents, restricted cash, short-term investments, restricted short-term investments, accounts receivable, other current assets, and accounts payable, approximate fair value because of the short maturity of those instruments. The fair values of the financial instruments were determined utilizing available market information. The use of different market assumptions or estimation methods could have a material effect on the estimated fair value amounts.

The financial instrument that potentially subjects the Company to concentrations of credit risk consists primarily of accounts receivable. The Company’s accounts receivable are spread over a large customer base and various product lines that the Company offers. The Company monitors the financial performance and credit worthiness of its large customers and regularly reviews outstanding accounts receivable balances.

14.	Income Taxes

The provision for income taxes from continuing operations consisted of the following (in thousands):

	2006	2005	2004
Current:
Federal	$2,318	$2,336	$1,102
State	1,134	946	1,431

	3,452	3,282	2,533
Deferred:
Federal	13,652	(4,762)	9,392
State	453	713	284

	14,105	(4,049)	9,676

Total	$17,557	$(767)	$12,209

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant items included in deferred income tax assets and deferred income tax liabilities were as follows at December 31 (in thousands):

	2006	2005
Deferred income tax assets:
Bad debt allowances	$8,150	$9,055
Net operating loss and credit carryforwards	8,449	34,757
Accrued expenses and reserves	12,193	12,053
Equity compensation	8,445	5,586
Other	1,220	1,308

	38,457	62,759
Valuation allowance	(558)	(2,244)

Deferred income tax assets	37,899	60,515

Deferred income tax liabilities:
Intangible assets	48,728	48,612
Depreciable assets	2,070	7,823
Other	1,671	1,679

Deferred income tax liabilities	52,469	58,114

Net deferred income tax asset (liability)	$(14,570)	$2,401

The Company evaluates a variety of factors on a regular basis to determine the recoverability of its deferred income tax assets and associated valuation allowance. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. This includes the Company’s earnings history, current and projected future taxable income, expiration periods of the Company’s net operating loss (“NOL”) carryforwards, the existence of taxable temporary differences, and available tax planning strategies. Based upon the available evidence, the Company released $1.7 million in 2006 and $0.5 million in 2005 and also determined that valuation allowances of $0.6 million and $2.2 million were necessary for certain net operating loss carryforwards of $0.6 million and $3.2 million at December 31, 2006 and 2005, respectively. The Company would reduce goodwill by $0.6 million if certain net operating losses were ultimately utilized.

The Company’s tax provision attributable to continuing operations differs from the federal statutory rate as follows for the years ended December 31 (in thousands):

	2006		2005		2004
	$	%	$	%	$	%
Tax provision at federal statutory rate	$16,293	35.0	$16,681	35.0	$9,895	35.0
Non-deductible expenses	378	0.8	334	0.7	255	0.9
State taxes (net of federal effect)	1,357	2.9	1,668	3.5	1,334	4.7
Deferred income tax asset valuation allowance	(1,036)	(2.2)	(428)	(0.9)	(245)	(0.9)
Impairment charge	—	—	—	—	274	1.0
Settlement of federal income tax audit	—	—	(19,032)	(39.9)	—	—
Other items, net	565	1.2	10	—	696	2.5

Total income tax provision and effective rate	$17,557	37.7	$(767)	(1.6)	$12,209	(43.2)

These financial statements reflect a tax provision for the Company as if it filed its own tax return. The Company, however, is included in the consolidated federal income tax return of Concentra Holding. The Company’s deferred tax assets reflect the tax benefits of the entire federal consolidated group. Concentra Holding contributes its deferred tax assets to the Company. This permanently reduces the Company’s income taxes payable.

The Company has net operating loss carryforwards for federal income tax purposes of $14.0 million that will be available to reduce future taxable income. The utilization of $12.4 million of losses is subject to annual limitations under federal income tax law. The Company believes that it will be able to fully utilize these losses as well as losses that are not limited in use by current federal tax law. The net operating losses have a carryforward period of twenty years. No NOL carryforwards expire in 2005 to 2008, $4.4 million expire in 2009 to 2018, and $9.8 million expire in 2019 to 2025.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Various regulatory tax authorities periodically examine the Company and its subsidiaries’ tax returns. In connection with the Internal Revenue Service (“IRS”) examination of the 1999, 2000, and 2001 federal income tax returns, during the second and third quarters of 2005 the Company resolved various issues raised by the IRS in the examination, and the IRS issued a final determination covering these resolved items. As a result, the Company recorded tax benefits of $19.0 million during 2005 to reduce previously accrued income tax liabilities.

The Company establishes reserves for income tax when, despite the belief that its tax positions are fully supportable, there remain certain positions that are probable to be challenged and possibly disallowed by various authorities. The consolidated tax provision and related accruals include the impact of such reasonably estimable losses and related interest as considered appropriate. To the extent that the probable tax outcome of these matters changes, such changes in estimate will impact the income tax provision in the period in which such determination is made. The Company believes it has adequately provided for the reasonably foreseeable outcome related to examinations by taxing authorities. Management believes that the ultimate resolution of potential tax adjustments and contingencies will not have a material adverse effect on the Company’s financial condition, annual results of operations, or cash flows.

15.	Professional Liability Risks

Effective January 1, 2005, the Company replaced the professional liability insurance that was historically purchased from a third-party carrier with insurance provided by a wholly-owned captive insurance subsidiary that the Company formed in late 2004, OMP Insurance Company, Ltd. (“OMP”). This captive insurance subsidiary provides the Company’s insureds with primary professional liability coverage, which it supplements with excess professional liability insurance provided from a combination of reinsurance and excess liability insurance policies. The Company formed OMP to address the lack of traditional professional liability companies available to provide professional liability coverage to large physician groups. The Company’s use of a captive insurance subsidiary has increased its level of risk retention with regard to the retained limit of liability and legal expenses when compared to its previous professional liability insurance coverage.

The company’s professional liability premiums and costs are based on actuarial calculations of its historic losses, legal expenses and captive insurance administrative costs, and reinsurance/excess liability premiums. The Company periodically reviews and updates the appropriateness of its professional liability reserves. Because of the risk retention exposure inherent in the use of a captive insurance company in addition to increases in claims and related expenses, a change in the actuarial assumptions upon which our professional liability costs are based could materially affect results of operations in a particular period even if we do not experience an actual increase in claims or related expenses.

Allowances for professional liability risks, net of amounts receivable under insurance policies, were $13.9 million and $12.5 million at December 31, 2006 and 2005, respectively. Such amounts were derived using appropriate discount rates.

16.	Commitments and Contingencies

The Company leases certain corporate office space, operating and medical facilities, and office and medical equipment under various non-cancelable operating and capital lease agreements. Certain facility leases require the Company to pay operating costs and real estate taxes.

The following is a schedule of rent expense by major category for the years ended December 31 (in thousands):

	2006	2005	2004
Facilities	$47,984	$40,445	$40,623
Office equipment	6,428	5,639	4,638
Automobiles	4,260	2,010	1,690

Total rent expense	$58,672	$48,094	$46,951

The following is a schedule of future minimum lease payments under noncancelable leases at December 31, 2006 (in thousands):

	Capital Leases	Operating Leases
2007	$645	$55,539
2008	540	48,879
2009	247	40,081
2010	9	35,321
2011	—	32,793
Thereafter	—	81,945

	$1,441	$294,558

Less amount representing interest	57

	$1,384

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2007, Progressive Casualty Insurance Company and several affiliated Progressive entities (collectively, “Progressive”) filed suit against one of the Company’s wholly-owned subsidiaries, Beech Street in Florida federal court. The suit arises out of a contractual relationship between Beech Street and Progressive that allowed Progressive to access Beech Street’s network of healthcare providers in Florida. Progressive alleges that it was forced to defend a number of provider lawsuits because Beech Street failed to supply Progressive with accurate information and otherwise breached their contract. Progressive seeks over $30 million in damages.

Gallagher Bassett Services, Inc. (“GB”) is a client of Concentra Integrated Services, Inc. (“CISI”), a wholly-owned subsidiary of the Company. GB has been defending a putative class action in state court in Illinois brought by the same plaintiffs that have sued one of the Company’s wholly-owned subsidiaries, FOCUS Healthcare Management, Inc. (“FOCUS”) and Concentra Holding in the Southern Illinois Cases (see below). The claims against GB are similar to the claims at issue in the Southern Illinois Cases. In February 2007, GB filed a third-party complaint against CISI in the case against GB.

In February 2005, plaintiff medical providers filed two putative class actions in state court in southern Illinois against FOCUS and Concentra Holding (the “Southern Illinois Cases”). One case seeks to recover based on FOCUS’s alleged failure to steer patients to providers who are members of the FOCUS preferred provider organization (“PPO”) network. Both cases allege that the Company used biased and arbitrary computer software to review medical providers’ bills.

In September 2005, the Company entered into a class action settlement in a case in federal court in the Eastern District of Pennsylvania. The claims in that case are similar to the claims alleged in the Southern Illinois Cases. The settlement, if finally approved, will release the claims of a nationwide class of medical providers and will eliminate most of the claims at issue in the Southern Illinois Cases. The settlement involves no cash payment to class members but requires the Company to make a number of changes to its business practices. The settlement remains subject to final court approval, and the Company anticipates receiving a decision from the court shortly (the final hearing on approval of the settlement occurred in October 2006).

In January 2007, FOCUS entered into a settlement of a class action lawsuit in Louisiana. FOCUS had previously been sued (the “Action”) in a Louisiana state court by four Louisiana healthcare providers. Other defendants in the Action were two PPOs and three third-party administrators (“TPAs”). FOCUS maintains a preferred provider network of occupational healthcare providers. The plaintiffs asserted claims under the Any Willing Provider Act in Louisiana. Similar cases have also been filed against insurance carriers, PPOs, and TPAs in the state court trial system and the workers’ compensation court system. Certain of FOCUS’ clients have made indemnification demands on it as a result of these actions.

In the settlement, FOCUS has agreed to create a $12.0 million settlement fund and to pay an additional $0.3 million to cover actual expenses related to the administration of the settlement of the class action. The parties to the class action have mutually agreed that the settlement represents a compromise of disputed claims and is not an admission of liability for any purposes. The settlement remains subject to final court approval slated for the third quarter of 2007, following notice to class members.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In a related action, in October 2006, Executive Risk Specialty Insurance Company, the error and omissions policy carrier for the Company, its parent and subsidiaries, filed a declaratory judgment action in United States District Court for the District of Northern Texas against the Company’s parent and FOCUS seeking to deny coverage for the Action. The Company’s parent intends to defend the suit and seek coverage for some or all of the settlement amounts and related attorneys’ fees and costs set forth above.

In January 2005, CISI received a subpoena from the Office of the Attorney General of the State of New York (“NYAG”). The subpoena requested documents and information regarding CISI’s relationships with third-party administrators and healthcare providers in connection with the NYAG’s review of contractual relationships in the workers’ compensation segment of the insurance industry. CISI has produced documents in response to the subpoena, and has cooperated with the investigation.

In July 2006, the Company received a subpoena from the Office of the Attorney General of the State of Connecticut (“CTAG”). The subpoena requested documents and information regarding CISI’s relationships with third-party administrators and healthcare providers in connection with the CTAG’s review of contractual relationships in the workers’ compensation segment of the insurance industry in Connecticut. CISI produced documents in response to the subpoena, and has cooperated with the investigation.

In January 2006, a plaintiff medical provider filed a putative class action against one of the Company’s wholly-owned subsidiaries, Concentra Preferred Systems, Inc. (“CPS”), in state court in New Jersey. CPS has removed that case to federal court and filed a motion to dismiss, which is presently pending. The complaint seeks certification of a class of all New Jersey providers who submitted claims for out-of-network services and who did not receive the appropriate reimbursements as a result of CPS’s processing of those claims. The plaintiffs allege CPS systematically reduces payments to healthcare providers by using biased computer software and data and that it thereby causes its clients to pay less than the usual, customary, and reasonable charges to which the healthcare providers are entitled.

In November 2003, Nationwide Mutual Insurance Company (“Nationwide”) sued Beech Street in Florida state court. This suit arises out of Nationwide’s contract with Beech Street, which allowed Nationwide to access Beech Street’s network of providers in Florida. Nationwide alleges that it was forced to defend provider lawsuits because Beech Street failed to supply Nationwide with accurate information regarding providers’ dates of participation in Beech Street’s network and providers’ fee schedules. The Company has filed a motion for summary judgment, which is currently pending.

In January 2003, FOCUS, as plaintiff, initiated an arbitration proceeding to collect past due amounts owing from Fremont Compensation Insurance Group (“FCIG”). Fremont Indemnity Company, an entity related to FCIG and currently subject to a conservatorship proceeding by the California Department of Insurance, asserted a substantial cross-claim against FOCUS in California state court in excess of the amount that FOCUS originally sought in the arbitration proceeding with respect to the services provided by FOCUS to FCIG, and also sought to intervene in the arbitration proceeding. In October 2004, a California superior court deemed the actions related, and will maintain jurisdiction over all claims among the parties.

The Company is a party to certain claims and litigation in the ordinary course of business. The Company is not involved in any legal proceedings that it believes will result, individually or in the aggregate, in a material adverse effect upon our financial condition or results of operations. Accrued legal reserves were $17.6 million and $6.5 million at December 31, 2006 and 2005, respectively.

17.	Employee Benefit Plans

The Company has a defined contribution plan (the “Concentra 401(k) Plan”) that complies with Section 401(k) of the Internal Revenue Code of 1986. Substantially all employees of Concentra Holding, its subsidiaries, and affiliates, including certain officers of the Company, are eligible to participate in the Concentra 401(k) Plan. Since January 1, 2004, eligible employees, once they have attained age 21, may participate in the plan at the first of the calendar month following 30 days of employment. For 2006, 2005, and 2004, participants in the Concentra 401(k) Plan may contribute up to the lesser of a specified statutory amount or 25% of his or her pretax eligible compensation.

Under the Concentra 401(k) Plan, the Company has the option of matching a portion of the participants’ pretax contributions. Employees are 100% vested in their own contributions while Company contributions vest 20% per

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

year of service with employees being fully vested after five years. The Company has expensed $3.0 million, $2.0 million, and $1.5 million for the years ended December 31, 2006, 2005, and 2004, respectively, for matching contributions to the Concentra 401(k) Plan.

18.	Stock Option Plans

All equity-based compensation information presented below is related to Concentra Holding stock.

(a) Accounting for Stock-Based Compensation

Prior to 2006, the Company accounted for its stock-based compensation under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). Under APB 25, no stock option expense was reflected in net income because the Company grants stock options with an exercise price equal to the market price of the underlying common stock on the date of grant.

Effective January 1, 2006, the Company adopted the provisions of SFAS 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values and eliminates the intrinsic value-based method prescribed by APB 25.

The Company adopted SFAS 123R using the modified prospective transition method. Under this transition method, compensation expense is recognized over the applicable vesting periods for all new share-based awards and all share-based awards granted prior to, but not yet vested, as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, Accounting for Stock-Based Compensation (“SFAS 123”). In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS 123R.

The table below shows the amounts recognized in the financial statements for the year ended December 31, 2006 for share-based compensation. Prior to the adoption of SFAS 123R, the Company recorded compensation expense for restricted stock awards and not stock options. Therefore, the table below excludes the effect of restricted stock awards. (in thousands)

2006
Cost of services	$971
General and administrative	6,186

Total cost of share-based compensation charged against income, before income tax	7,157
Amount of income tax recognized in earnings	(2,934)

Amount charged against income	$4,223

There were no amounts relating to share-based compensation capitalized during the year ended December 31, 2006.

The following table illustrates the effect on net income had the Company applied the fair value recognition provisions of SFAS 123, as amended by SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure for the years ended December 31, 2005 and 2004 (in thousands):

	2005	2004
Net income (loss)
As reported	$53,801	$(9,975)
Deduct: Incremental stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(4,490)	(1,355)

Supplemental pro forma	$49,311	$(11,330)

(b) Stock Option Plans

The Company had the following two stock option plans under which shares were available for grant at December 31, 2006: the 1999 Stock Option and Restricted Stock Purchase Plan (the “1999 Stock Plan”) and the 2005 Stock Option and Restricted Stock Purchase Plan for Non-Executive Chairman (the “2005 Chairman Plan”).

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1999 Plan. Under the 1999 Stock Plan, employees, including officers, are eligible to receive grants of either incentive stock options or nonqualified stock options and restricted stock awards. Non-employee directors are eligible to be granted only nonqualified stock options and restricted stock awards. The 1999 Stock Plan provides for automatic awards to non-employee members of Concentra Holding’s board: (1) an initial grant of options to purchase 10,000 shares of Concentra Holding common stock on the next business day following the date of his or her initial election to the board, and (2) an annual grant of options to purchase 4,000 shares of Concentra Holding common stock on the next business day following each annual meeting of stockholders. The exercise price of each director option is 100% of the fair market value of the underlying common stock at the time of grant. Initial options are immediately exercisable. Annual option awards become exercisable ratably on each of the four annual anniversary dates following the date of grant. The exercise period will not exceed ten years from the date of grant; provided that no director option may be exercised more than one year after the optionee ceases to serve as a director of Concentra Holding. Stock options granted to employees generally vest over a four-year period. Prior to vesting, all options are subject to forfeiture upon termination of employment. Depending on the reason for termination of employment, vested options may only be exercised within one month to 90 days of the termination of employment. The exercise period is ten years from the date of grant. The exercise price of incentive and nonqualified stock options granted may not be less than 100% of the fair market value of the shares of common stock, as determined by Concentra Holding’s board of directors or the compensation committee, as the case may be, on the date the option is granted. In addition, the aggregate fair market value of the shares of stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. In addition, no incentive stock option shall be granted to an optionee who owns more than 10% of the total combined voting power for all classes of stock of Concentra Holding, unless the exercise price is at least 110% of the fair market value of the shares of Concentra Holding’s common stock and the exercise period does not exceed five years. Under the 1999 Stock Plan, restricted stock awards generally vest upon the earlier of the achievement of certain operating performance levels, over a period ranging from five to seven years, or the achievement of certain share price levels following an initial public offering. In June 2006, Concentra Holding’s stockholders approved an amendment to the 1999 Stock Plan to increase the maximum total number of shares of Concentra Holding common stock for which awards may be granted thereunder from 5,250,000 shares to 6,750,000 shares. At December 31, 2006, 1,570,836 options or restricted stock awards remained available for grant under the 1999 Stock Plan.

2005 Chairman Plan. The 2005 Chairman Plan provides for the grant of options or awards to purchase an aggregate 2,811,000 shares of Concentra Holding common stock, either in the form of nonqualified stock options, restricted stock awards, or unrestricted stock awards to the Chairman. The 2005 Chairman Plan includes provisions for adjustment of the number of shares of common stock available for grant of award thereunder and in the number of shares of common stock underlying outstanding options in the event of any stock splits, stock dividends, or other relevant changes in the capitalization of Concentra Holding. The 2005 Chairman Plan will terminate in November 2015, or by action of Concentra Holding’s board of directors if earlier. The 2005 Chairman Plan provides that in the event of a dissolution or liquidation of Concentra Holding, the board of directors may provide, at its discretion, a cash payment in a specified amount in exchange for the termination of options or that any and all unexercised options or outstanding restricted stock awards become exercisable or realizable in full prior to the consummation of such transaction. Under the 2005 Chairman Plan, stock options granted vest over periods ranging from zero to three years, with expiration dates ranging from six months to ten years from the date of grant.

In November 2005, Concentra Holding granted 1,666,667 options that were fully vested as of the date of the award (the “Six Month Options”). In May 2006, Concentra Holding extended the timeframe during which the Chairman could exercise the Six Month Options from the original May 2006 expiration to the earlier of: (a) the 30th day following written receipt of notification from Concentra Holding, given no earlier than August 1, 2006, and (b) December 29, 2006. The Company recorded $1.6 million of non-cash stock-based compensation expense related to this option extension in the second quarter of 2006. In September 2006, Concentra Holding provided written notice to the Chairman advising him that he had thirty days to exercise the Six Month Options. In October 2006, the exercise period expired, and the 1,666,667 Six Month Options were canceled.

Also in November 2005, Concentra Holding granted 603,205 options that expire ten years from the date of grant (the “Ten Year Options”). Every three months for three years, 8.33% of the original number of options vest, with the remaining options vesting at the end of the three-year period. However, if the Six Month Options were exercised, 12.5% of the original options under the Ten Year Options would vest every three months for two years, effective

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

retroactively to November 2005. In addition, vesting of the Ten Year Options would be accelerated and the options would become immediately and fully vested upon certain changes of control of Concentra Holding or termination of the Chairman.

Also in November 2005, Concentra Holding granted 402,137 shares of restricted common stock under its 2005 Chairman Plan. Every three months for three years, restrictions on 8.33% of the original number of restricted shares lapse, with restrictions on the remaining restricted shares lapsing at the end of the three-year period. However, if the Six Month Options are exercised, 12.5% of the shares will become unrestricted every three months for two years, effective retroactively to November 2005. In addition, lapsing of restrictions will accelerate and the restricted shares will become unrestricted upon certain changes of control of Concentra Holding or termination of the Chairman.

An unrestricted stock award in November 2005 granted 138,890 shares of Concentra Holding common stock under the 2005 Chairman Plan. These shares were fully vested as of the date of the award.

At December 31, 2006, 101 options, restricted stock awards, or unrestricted stock awards remained available for grant under the 2005 Chairman Plan.

Other Equity Transactions. As described in “Note 19. Dividend and Other Equity Transactions,” Concentra Holding reduced the exercise price of certain outstanding options and approved a cash payment to holders of certain options in connection with other equity transactions in May 2004.

(c) Stock-Based Compensation Disclosures

The Company records compensation expense for employee stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes option-pricing model with the assumptions included in the table below. The Company uses historical data among other factors to estimate the expected volatility, the expected option life, and the expected forfeiture rate. The risk-free rate is based on the interest rate paid on a U.S. Treasury issue with a term similar to the estimated life of the option. The weighted average expected option term for 2006 reflects the application of the simplified method defined in Staff Accounting Bulleting No. 107, which defines the life as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The following assumptions were used to estimate the fair value of options granted during the years ended December 31, 2006, 2005, and 2004 using the Black-Scholes option-pricing model:

	2006	2005	2004
Risk-free interest rates	5.1%	4.3%	3.5%
Expected volatility	35.0%	36.9%	16.8%
Expected dividend yield	—	—	—
Expected weighted average life of options in years	6.3	2.3	5.0

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status for all outstanding options at December 31, 2004, 2005, and 2006, and changes during the years then ended is presented in the table below:

	Number Of Options	Weighted Average Exercise Per Share	Weighted Average Remaining Contractual Life (Years)
Options outstanding at December 31, 2003	4,224,786	$16.14
Granted	1,153,000	14.53
Exercised	(33,530)	12.23
Canceled	(645,838)	15.41

Options outstanding at December 31, 2004	4,698,418	13.49
Granted	2,688,872	17.46
Exercised	(15,875)	10.03
Canceled	(536,323)	14.10

Options outstanding at December 31, 2005	6,835,092	15.01
Granted	1,096,000	18.00
Exercised	(18,686)	9.25
Canceled	(2,223,762)	$16.97

Options outstanding at December 31, 2006	5,688,644	$14.84	6.4

Options exercisable at December 31, 2006	3,259,762	$13.64	4.9

The weighted average fair market value of options granted in 2006, 2005, and 2004 were $7.99, $3.85, and $3.40, respectively. The total intrinsic value for options exercised (i.e., the difference between the market price at exercise and the price paid by the employee to exercise the options) during 2006, 2005, and 2004 was $163,000, $60,000, and $88,000, respectively. As of December 31, 2006, unrecognized compensation expense related to unvested stock options totaled approximately $11.8 million, which will be recognized over a weighted average period of 2.4 years.

Prior to the adoption of SFAS 123R, the Company presented the tax benefit of all tax deductions resulting from the exercise of stock options and restricted stock awards as operating activities in the Consolidated Statements of Cash Flows. SFAS 123R requires the benefits of tax deductions in excess of grant-date fair value be reported as a financing activity, rather than an operating activity. Excess tax benefits of $59,000 in 2006 were classified as a financing activity and would have been classified as an operating activity if the Company had not adopted SFAS 123R. Cash proceeds received from options exercised during 2006, 2005, and 2004 were $173,000, $159,000, and $410,000, respectively.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status for all outstanding restricted share awards at December 31, 2004, 2005, and 2006, and changes during the years then ended is presented in the table below:

	Number Of Restricted Share Awards	Weighted Average Fair Value Per Award
Restricted share awards outstanding at December 31, 2003	233,000	$16.50
Granted	362,500	15.15
Incremental increase	124,597	13.93
Conversion to deferred shares	(133,247)	16.50
Released	—	—
Forfeited	(154,220)	16.50

Restricted share awards outstanding at December 31, 2004	432,630	15.67
Granted	405,137	17.97
Released	—	—
Forfeited	—	—

Restricted share awards outstanding at December 31, 2005	837,767	16.78
Granted	—	—
Released	(145,213)	17.77
Forfeited	—	—

Restricted share awards outstanding at December 31, 2006	692,554	$16.58

In connection with other equity transactions, Concentra Holding awarded, effective June 2004, an increase of an additional 0.23 restricted shares for all outstanding restricted shares, totaling 124,597 additional shares of restricted common stock awarded. These incremental restricted stock awards have the same restrictions as their corresponding originally issued restricted common shares. In October 2004, 133,247 restricted shares were converted to deferred share units. For a further description of the 2004 equity transactions, see “Note 19. Dividend and Other Equity Transactions.”

In the fourth quarter of 2004, the Company recorded a $0.6 million credit to amortization expense for the reversal of the amortization for the cancellation of the Chief Operating Officer’s 154,220 restricted shares. The Company recorded amortization of $3.3 million, $1.7 million, and $0.9 million in 2006, 2005, and 2004, respectively, in connection with the deferred compensation associated with the restricted stock awards. As of December 31, 2006, unrecognized compensation expense related to restricted share awards totaled approximately $5.5 million, which will be recognized over a weighted average period of 1.9 years. The total fair value of restricted share awards released during 2006 was $2.6 million. There were no restricted share awards released during 2005 or 2004.

19.	Dividend and Other Equity Transactions

Concentra Holding’s board of directors declared in May 2004 a $2.70 per share dividend payable in June 2004 to common stockholders of record as of May 2004. This cash dividend totaled $96.0 million. The board of directors also declared a $2.70 per share dividend to holders of its deferred share units of record as of May 2004. This deferred dividend totaled $1.3 million and will be paid on a deferred basis when the deferred share units are issued to each holder upon consummation of proposed financing transactions. Total deferred share units of 586,730 at December 31, 2006 consisted of 425,000 deferred shares issued in connection with the acquisition of National Healthcare Resources, Inc. in November 2001, 28,483 deferred shares issued in December 2003 to certain employees and officers of the Company in exchange for canceled options and 133,247 deferred shares issued in October 2004 in exchange for the same number of shares of canceled restricted common stock.

In connection with the foregoing dividend declaration by Concentra Holding, the Company’s board of directors correspondingly approved in May 2004 a $97.3 million dividend to Concentra Holding, $96.0 million of which was paid to Concentra Holding’s stockholders in May 2004 and $1.3 million of which will be paid on a deferred basis to the holders of Concentra Holding’s deferred share units. The Company recorded this dividend as an adjustment to paid-in capital, since the Company had a retained deficit.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Additionally in May 2004, Concentra Holding’s board of directors approved a $2.70 reduction to the exercise price of stock options priced at greater than $14.25 and a $1.20 and $0.63 reduction to the exercise prices of stock options priced at $8.06 and $4.23, respectively. The board of directors also approved a cash payment of $1.50 and $2.07 per option on stock options priced at $8.06 and $4.23, respectively. This cash payment totaled $0.6 million and was recorded as compensation expense in the second quarter of 2004. The Company did not record any additional compensation expense since the intrinsic value of the award did not change and the ratio of the exercise price per share to the market value per share was not reduced.

Concentra Holding’s board of directors granted, effective June 2004, an additional 0.23 restricted share for each outstanding restricted share, totaling 124,597 shares of restricted common stock. The Company did not record any additional compensation expense since the intrinsic value of the award did not change.

Additionally, as prescribed by the warrant agreements, Concentra Holding’s board of directors increased the number of outstanding warrants by 0.23 warrant for each outstanding warrant, which was a total increase of 553,674 warrants. Because the fair value of the outstanding warrants remained consistent before and after the dividend transaction, the Company did not recognize an expense for this warrant increase. Concentra Holding had 2,919,968 warrants outstanding at December 31, 2006. These warrants are exercisable to purchase shares of Concentra Holding’s common stock for $0.01 per share. For a further description of the related financing transactions, see “Note 12. Revolving Credit Facility and Long-Term Debt.”

20.	Segment Information

Operating segments represent components of the Company’s business that are evaluated regularly by key management in assessing performance and resources allocations. The Company’s comprehensive services are organized into the following segments: Health Services and Network Services.

Health Services provides specialized injury and occupational healthcare services to employers through its centers in the United States. Health Services delivers primary and rehabilitative care, including the diagnosis, treatment, and management of work-related injuries and illnesses. Health Services also provides non-injury, employment-related health services, including physical examinations, pre-placement substance abuse testing, job-specific return to work evaluations, and other related programs. To meet the requirements of large employers whose workforce extends beyond the geographic coverage available to the Company’s centers, this segment has also developed a network of select occupational healthcare providers who use the Company’s proprietary technology to benchmark treatment methodologies and outcomes achieved. Through this segment, the Company also provides other diversified health services that include on-site medical, pharmacy, and other laboratory related services, as well as auto injury related services. Health Services, and the joint ventures Health Services controls, own all the operating assets of the occupational healthcare centers, including leasehold interests and medical equipment.

The Network Services provides a broad range of services (primarily to insurance companies, third-party administrators, and other healthcare payors) designed to improve healthcare affordability by increasing healthcare access, reducing inefficiencies or errors in pricing, and streamlining the administration of healthcare financial arrangements between payors and providers in the United States. For these services, the Company is primarily compensated based on the degree to which the Company achieves savings for its clients, as well as on a set fee-per-covered employee and for the administration of payor networks. This segment includes out-of-network claims negotiation and repricing, specialized preferred provider organizations and payors’ provider network administration.

Prior to the sale of the business units to workers’ compensation managed care services business units to Coventry in April 2007, the Company’s operating segments also included Care Management Services. Care Management Services reflected the Company’s professional services aimed at curtailing the cost of workers’ compensation claims through field case management, telephonic case management, independent medical examinations, and utilization management. These services also concentrated on monitoring the timing and appropriateness of medical care.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s statements of operations on a segment basis were as follows (in thousands):

	2006	2005	2004
Revenue:
Health Services	$767,260	$683,323	$601,674
Network Services	208,777	143,393	132,385

	976,037	826,716	734,059
Gross profit:
Health Services	138,616	124,401	105,144
Network Services	118,207	81,546	79,885

	256,823	205,947	185,029
Operating income (loss):
Health Services	88,919	83,491	67,762
Network Services	73,753	57,602	63,937
Corporate general and administrative expenses	(64,752)	(43,687)	(44,597)
Unusual gains	—	—	—

	97,920	97,406	87,102
Interest expense, net	47,390	40,654	41,787
Gain on change in fair value of economic hedges	(60)	(87)	—
Loss on early retirement of debt	—	6,029	14,105
Other, net	4,039	3,149	2,938

Income (loss) before income taxes	46,551	47,661	28,272
Provision for income taxes	17,557	(767)	12,209

Income (loss) from continuing operations	28,994	48,428	16,063
Income from discontinued operations, net of income taxes	(3,743)	(5,373)	26,038

Net income (loss)	$32,737	$53,801	$(9,975)

The Company’s segment depreciation and amortization, capital expenditures, and identifiable assets were as follows (in thousands):

	2006	2005	2004
Depreciation and amortization:
Health Services	$25,177	$22,722	$23,433
Network Services	10,082	6,564	5,401
Corporate and Other (1)	10,179	10,623	14,201

	$45,438	$39,909	$43,035

Capital expenditures:
Health Services	$30,165	$30,790	$12,151
Network Services	8,780	4,016	3,354
Corporate and Other (1)	14,453	14,954	12,545

	$53,398	$49,760	$28,050

Identifiable assets(2):
Health Services	$545,393	$600,700	$515,043
Network Services	292,073	293,503	116,383
Corporate	163,125	61,917	54,681

	$1,000,591	$956,120	$686,107

(1)

“Other” represents expenses associated with FNS, which the Company sold in the fourth quarter of 2006, and the Company’s workers’ compensation managed care services business units that were classified as discontinued operations in the first quarter of 2007 due to the sale to Coventry. See “Note 11. Discontinued Operations” and “Note 24. Subsequent Events” for a further discussion.

(2)

Identifiable assets do not include the assets of the Company’s workers’ compensation managed care business units that were classified as discontinued operations in the first quarter of 2007 due to the pending sale to Coventry. The Company reclassified operating results for discontinued operations and reclassified the assets and liabilities of the discontinued business units into the assets and liabilities held for sale categories on the balance sheet as of March 31, 2007. However, the Company did not retroactively reclassify the assets and

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liabilities of the discontinued business units into the assets and liabilities held for sale categories on the balance sheets as of December 31, 2006. To reconcile from this table to total assets presented on the face of the condensed consolidated balance sheet, the assets associated with the workers’ compensation managed care business units would need to be added back to the consolidated assets reflected in the table above as follows (in thousands):

	2006	2005	2004
Consolidated	$1,000,591	$956,120	$686,107
Workers’ compensation managed care business units	133,130	147,245	167,233

Total assets	$1,133,721	$1,103,365	$853,340

Management utilizes multiple indicators and views to measure segment performance and to allocate resources to the segments. The primary indicators are pretax income along with cash flows and overall economic returns. The Company is managed among multiple product lines within each segment.

21.	Related Party Transactions

In September 2006, Concentra Network Services, Inc. (“CNS”), a subsidiary of Concentra Operating, entered into an agreement (the “Agreement”) with SHPS Health Management Solutions, Inc. (“SHPS”). Under the Agreement, SHPS began providing utilization management and case management services to CNS on January 1, 2007. WCAS, including certain of its affiliates, owns approximately 66% of the voting stock of SHPS, and one of the directors of Concentra Holding, D. Scott Mackesy is also a director of SHPS.

W. Tom Fogarty, M.D., an officer of Concentra Holding and Concentra Operating, is the President, a director, and a stockholder of Occupational Health Centers of the Southwest, P.A. (“OHCSW”), and a stockholder, officer, and/or director of several other of the Professional Groups. A subsidiary of the Company has entered into a 40-year management agreement with each of the Professional Groups. These management agreements have expiration dates from 2041 through 2046. OHCSW paid approximately $265.7 million, $217.7 million, and $217.9 million in management fees to a subsidiary of Concentra Operating in the years ended December 31, 2006, 2005, and 2004, respectively, under its management agreement with that subsidiary. These management fees eliminate in consolidation. Dr. Fogarty receives no remuneration from any of the Professional Groups for serving as an officer or director.

The Company derives revenue in the normal course of business from other companies owned or controlled by or affiliated with related parties. Health Services revenue from related parties totaled $0.2 million and $0.2 million during 2006 and 2005, respectively. Health Services had no related party revenue in 2004. Care Management Services revenue from related parties totaled $0.2 million in 2006, $0.3 million in 2005, and $0.3 million in 2004.

The Company also purchases services in the normal course of business from other companies owned or controlled by or affiliated with related parties. These services include local phone service in certain geographic regions, information technology consulting, claims editing services, administration of open enrollment for employee benefits, and third-party laboratory services. The Company made payments to related parties for these services totaling $0.4 million in each of the years 2006, 2005, and 2004.

In the normal course of business, the Company, its subsidiaries, affiliates, and Concentra Holding engage in certain intercompany transactions that reflect the obligations of the various business units. The transactions between the Company, its subsidiaries, affiliates, and Concentra Holding have been eliminated in the consolidated financial statements, except as described in “Note 14. Income Taxes” and “Note 19. Dividend and Other Equity Transactions.”

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.	Selected Quarterly Operating Results (Unaudited)

The following table sets forth certain unaudited quarterly results of operations for the years ended December31, 2006, and 2005. In management’s opinion, this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the financial statements and notes thereto included elsewhere in this document. The operating results for any quarter are not necessarily indicative of results for any subsequent quarter. Certain amounts in the table below have been adjusted to conform to the current presentation, which is different than previously reported on Form 10-Q (see “Note 2. Summary of Significant Accounting Policies, (s) Reclassifications”) Amounts are stated in thousands.

	Quarters Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Revenue	$234,180	$246,710	$252,594	$242,553
Cost of services	175,648	178,551	181,873	183,142

Gross profit	58,532	68,159	70,721	59,411
General and administrative expenses	35,083	38,340	32,866	47,303
Amortization of intangibles	1,257	1,272	1,326	1,456

Operating income	22,192	28,547	36,529	10,652
Interest expense, net	11,358	11,505	12,518	12,009
(Gain) loss on change in fair value of economic hedges	(265)	(175)	349	31
Other, net	1,156	1,240	786	857
Provision (benefit) for income taxes	3,692	6,119	9,561	(1,815)

Income (loss) from continuing operations	6,251	9,858	13,315	(430)
Income (loss) from discontinued operations, net of income taxes	417	669	(1,037)	(3,792)

Net income	$5,834	$9,189	$14,352	$3,362

	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Revenue	$190,568	$203,090	$208,032	$225,026
Cost of services	144,336	150,504	153,946	171,984

Gross profit	46,232	52,586	54,086	53,042
General and administrative expenses	23,660	23,629	21,896	36,812
Amortization of intangibles	338	337	338	1,531
Gain on sale of assets	—	—	—	—

Operating income	22,234	28,620	31,852	14,699
Interest expense, net	9,693	8,933	9,904	12,125
(Gain) loss on change in fair value of economic hedges	—	793	(662)	(218)
Loss on early retirement of debt	—	—	—	6,029
Other, net	853	586	1,076	633
Provision (benefit) for income taxes	4,559	(3,329)	1,366	(3,364)

Income (loss) from continuing operations	7,129	21,637	20,168	(506)
Income from discontinued operations, net of income taxes	(2,054)	(1,991)	(610)	(718)

Net income	$9,183	$23,628	$20,778	$212

23.	Condensed Consolidating Financial Information

As discussed in “Note 12. Revolving Credit Facility and Long-Term Debt,” the 9 1/8% senior subordinated notes, 9 1/2% senior subordinated notes, and the Credit Facility are guaranteed and the Previous Credit Facility was guaranteed by each and every current wholly-owned subsidiary, except for our wholly-owned captive insurance subsidiary. Additionally, the Credit Facility is secured and the Previous Credit Facility was secured by a pledge of stock and assets of each and every wholly-owned subsidiary. The Company has certain subsidiaries that are not wholly-owned and do not guarantee the 9 1/8% senior subordinated notes or the 9 1/2% senior subordinated notes. Presented below are condensed consolidating balance sheets at December 31, 2006 and 2005, the condensed consolidating statements of operations for the years ended December 31, 2006, 2005, and 2004, and the condensed consolidating statements of cash flows for the years ended December 31, 2006, 2005, and 2004 of Concentra Operating (Parent and Issuer), guarantor subsidiaries (Guarantor Subsidiaries), and the subsidiaries that are not guarantors (Non-Guarantor Subsidiaries).

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investments in subsidiaries are accounted for using the equity method of accounting. The financial information for the Guarantor and Non-Guarantor subsidiaries are each presented on a combined basis. The elimination entries primarily eliminate investments in subsidiaries and intercompany balances and transactions. Intercompany management fees of $6.9 million, $4.8 million, and $5.0 million are included in general and administrative expenses of the Non-Guarantor Subsidiaries for the years ended December 31, 2006, 2005, and 2004, respectively. These amounts are reflected as a reduction of general and administrative expenses for the Guarantor Subsidiaries. Separate financial statements for the Guarantor and Non-Guarantor Subsidiaries are not presented because management believes such financial statements would not be meaningful to investors. All information in the tables below is presented in thousands.

Condensed Consolidating Balance Sheets:

	Year Ended December 31, 2006
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Current assets:
Cash and cash equivalents	$44,358	$(12,440)	$14,721	$—	$46,639
Restricted cash and short-term investments	—	55,154	4,384	—	59,538
Accounts receivable, net	—	170,910	12,775	—	183,685
Prepaid expenses and other current assets	440	42,657	1,270	—	44,367

Total current assets	44,798	256,281	33,150	—	334,229

Investment in subsidiaries	1,182,510	40,909	—	(1,223,419)	—
Property and equipment, net	—	126,016	6,086	—	132,102
Goodwill and other intangible assets, net	—	614,685	23,539	—	638,224
Restricted long-term investments	—	—	2,008	—	2,008
Other assets	37,457	(16,763)	6,464	—	27,158

Total assets	$1,264,765	$1,021,128	$71,247	$(1,223,419)	$1,133,721

Current liabilities:
Revolving credit facility	$—	$—	$—	$—	$—
Current portion of long-term debt	—	593	18	—	611
Accounts payable and accrued expenses	19,995	149,974	9,803	—	179,772

Total current liabilities	19,995	150,567	9,821	—	180,383

Long-term debt, net	799,568	745	26	—	800,339
Deferred income taxes and other liabilities	(146)	80,473	811	20,630	101,768
Intercompany	394,117	(393,167)	(950)	—	—

Total liabilities	1,213,534	(161,382)	9,708	20,630	1,082,490

Stockholder’s equity (deficit)	51,231	1,182,510	61,539	(1,244,049)	51,231

Total liabilities and stockholder’s equity	$1,264,765	$1,021,128	$71,247	$(1,223,419)	$1,133,721

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2005
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Current assets:
Cash and cash equivalents	$—	$56,511	$8,546	$—	$65,057
Restricted cash and short-term investments	—	—	4,723	—	4,723
Accounts receivable, net	—	152,225	19,132	—	171,357
Prepaid expenses and other current assets	678	42,046	1,049	—	43,773

Total current assets	678	250,782	33,450	—	284,910

Investment in subsidiaries	1,099,905	38,857	—	(1,138,762)	—
Property and equipment, net	—	119,062	5,494	—	124,556
Goodwill and other intangible assets, net	—	640,347	23,743	—	664,090
Other assets	40,099	(13,015)	2,725	—	29,809

Total assets	$1,140,682	$1,036,033	$65,412	$(1,138,762)	$1,103,365

Current liabilities:
Revolving credit facility	$—	$—	$—	$—	$—
Current portion of long-term debt	19,302	772	—	—	20,074
Accounts payable and accrued expenses	16,859	137,370	9,545	—	163,774

Total current liabilities	36,161	138,142	9,545	—	183,848

Long-term debt, net	840,313	443	—	—	840,756
Deferred income taxes and other liabilities	(87)	52,819	271	19,596	72,599
Intercompany	258,133	(255,276)	(2,857)	—	—

Total liabilities	1,134,520	(63,872)	6,959	19,596	1,097,203

Stockholder’s equity (deficit)	6,162	1,099,905	58,453	(1,158,358)	6,162

Total liabilities and stockholder’s equity	$1,140,682	$1,036,033	$65,412	$(1,138,762)	$1,103,365

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Operations:

	Year Ended December 31, 2006
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Total revenue	$—	$898,577	$94,787	$(17,327)	$976,037
Total cost of services	—	673,182	63,359	(17,327)	719,214

Total gross profit	—	225,395	31,428	—	256,823

General and administrative expenses	3,335	137,725	12,532	—	153,592
Amortization of intangibles	—	5,311	—	—	5,311

Operating income (loss)	(3,335)	82,359	18,896	—	97,920

Interest expense, net	49,671	(1,354)	(927)	—	47,390
(Gain) on change in fair value of economic hedges	(60)	—	—	—	(60)
Loss on early retirement of debt	—	—	—	—	—
Other, net	—	4,039	—	—	4,039

Income (loss) before income taxes	(52,946)	79,674	19,823	—	46,551
Provision (benefit) for income taxes	(18,530)	35,227	860	—	17,557

Net income (loss) before equity earnings	(34,416)	44,447	18,963	—	28,994
Equity earnings in subsidiaries	(101,839)	—	—	101,839	—

Income (loss) from continuing operations	67,423	44,447	18,963	(101,839)	28,994
Income (loss) from discontinued operations, net of income taxes	34,686	(38,429)	—	—	(3,743)

Net income (loss)	$32,737	$82,876	$18,963	$(101,839)	$32,737

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2005
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Total revenue	$—	$740,041	$101,999	$(15,324)	$826,716
Total cost of services	—	560,669	75,424	(15,324)	620,769

Total gross profit	—	179,372	26,575	—	205,947

General and administrative expenses	4,162	92,221	9,614	—	105,997
Amortization of intangibles	—	2,544	—	—	2,544
Gain (loss) on sale of assets	—	—	—	—	—

Operating income (loss)	(4,162)	84,607	16,961	—	97,406

Interest expense, net	42,354	(1,512)	(188)	—	40,654
(Gain) on change in fair value of economic hedges	(87)	—	—	—	(87)
Loss on early retirement of debt	6,029	—	—	—	6,029
Other, net	—	3,149	—	—	3,149

Income (loss) before income taxes	(52,458)	82,970	17,149	—	47,661
Provision (benefit) for income taxes	(18,360)	17,593	—	—	(767)

Net income (loss) before equity earnings	(34,098)	65,377	17,149	—	48,428
Equity earnings in subsidiaries	(111,777)	—	—	111,777	—

(Income) loss from continuing operations	77,679	65,377	17,149	(111,777)	48,428
Income (loss) from discontinued operations, net of income taxes	23,878	(29,251)	—	—	(5,373)

Net income (loss)	$53,801	$94,628	$17,149	$(111,777)	$53,801

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Total revenue	$—	$648,346	$95,461	$(9,748)	$734,059
Total cost of services	—	482,097	76,681	(9,748)	549,030

Total gross profit	—	166,249	18,780	—	185,029

General and administrative expenses	878	87,112	6,879	—	94,869
Amortization of intangibles	—	1,908	—	—	1,908
Loss on impairment of goodwill and long-lived assets	—	1,150	—	—	1,150

Operating income (loss)	(878)	76,079	11,901	—	87,102

Interest expense, net	42,206	(360)	(59)	—	41,787
(Gain) on change in fair value of economic hedges	—	—	—	—	—
Loss on early retirement of debt	14,105	—	—	—	14,105
Other, net	14	2,924	—	—	2,938

Income (loss) before income taxes	(57,203)	73,515	11,960	—	28,272
Provision (benefit) for income taxes	(20,021)	32,230	—	—	12,209

Net income (loss) before equity earnings	(37,182)	41,285	11,960	—	16,063
Equity earnings in subsidiaries	(39,435)	—	—	39,435	—

(Income) loss from continuing operations	2,253	41,285	11,960	(39,435)	16,063
Income (loss) from discontinued operations, net of income taxes	12,228	13,810	—	—	26,038

Net income (loss)	$(9,975)	$27,475	$11,960	$(39,435)	$(9,975)

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Cash Flows:

	Year Ended December 31, 2006
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Operating Activities:
Net cash provided by (used in) operating activities	$(58,304)	$149,782	$20,667	$—	$112,145

Investing Activities:
Purchases of short-term investments	—	(60,957)	—	—	(60,957)
Purchases of property, equipment, and other assets	—	(47,182)	(1,916)	—	(49,098)
Acquisitions, net of cash acquired	—	(11,929)	(90)	—	(12,019)
Proceeds from the sale of assets	—	50,000	—	—	50,000
Proceeds from the sale of short-term investments	—	5,700	—	—	5,700

Net cash used in investing activities	—	(64,368)	(2,006)	—	(66,374)

Financing Activities:
Borrowings (payments) under revolving credit facilities, net	—	—	—	—	—
Repayments of debt	(60,040)	(1,138)	—	—	(61,178)
Distributions to minority interests	—	(3,447)	—	—	(3,447)
Payment of deferred financing costs	(46)	—	—	—	(46)
Contribution from issuance of common stock by parent	423	—	—	—	423
Tax benefit associated with stock options exercised	59	—	—	—	59
Intercompany, net	162,266	(164,560)	2,294	—	—
Receipt (payment) of equity distributions	—	14,780	(14,780)	—	—

Net cash provided by (used in) financing activities	102,662	(154,365)	(12,486)	—	(64,189)

Net Increase (Decrease)in Cash and Cash Equivalents	44,358	(68,951)	6,175	—	(18,418)
Cash and Cash Equivalents, beginning of year	—	56,511	8,546	—	65,057

Cash and Cash Equivalents, end of year	$44,358	$(12,440)	$14,721	$—	$46,639

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2005
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Operating Activities:
Net cash provided by (used in) operating activities	$(49,257)	$177,331	$13,725	$—	$141,799

Investing Activities:
Purchases of property, equipment, and other assets	—	(48,243)	(900)	—	(49,143)
Acquisitions, net of cash acquired	—	(209,779)	(11,047)	—	(220,826)
Proceeds from the sale of assets	—	1,699	—	—	1,699

Net cash used in investing activities	—	(256,323)	(11,947)	—	(268,270)

Financing Activities:
Borrowings (payments) under revolving credit facilities, net	—	—	—	—	—
Repayments of debt	(399,468)	(597)	—	—	(400,065)
Distributions to minority interests	—	(823)	—	—	(823)
Payment of deferred financing costs	(4,063)	—	—	—	(4,063)
Contribution from issuance of common stock by parent	10,160	—	—	—	10,160
Proceeds from the issuance of debt	525,000	—	—	—	525,000
Intercompany, net	(82,372)	75,483	6,889	—	—
Receipt (payment) of equity distributions	—	7,972	(7,972)	—	—

Net cash provided by (used in) financing activities	49,257	82,035	(1,083)	—	130,209

Net Increase in Cash and Cash Equivalents	—	3,043	695	—	3,738
Cash and Cash Equivalents, beginning of year	—	53,468	7,851	—	61,319

Cash and Cash Equivalents, end of year	$—	$56,511	$8,546	$—	$65,057

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Operating Activities:
Net cash provided by (used in) operating activities	$(25,716)	$111,847	$12,742	$—	$98,873

Investing Activities:
Purchases of property, equipment and other assets	—	(26,907)	(990)	—	(27,897)
Acquisitions, net of cash acquired	—	(6,271)	(523)	—	(6,794)
Increase in restricted cash	—	—	(1,250)	—	(1,250)

Net cash used in investing activities	—	(33,178)	(2,763)	—	(35,941)

Financing Activities:
Borrowings (payments) under revolving credit facilities, net	—	—	—	—	—
Repayments of debt	(146,357)	(1,569)	—	—	(147,926)
Distributions to minority interests	—	(3,445)	—	—	(3,445)
Payment of deferred financing costs	(8,495)	—	—	—	(8,495)
Contribution from issuance of common stock by parent	410	—	—	—	410
Proceeds from the issuance of debt	222,850	—	—	—	222,850
Dividend to parent	(96,028)	—	—	—	(96,028)
Payment of early debt retirement costs	(11,600)	—	—	—	(11,600)
Intercompany, net	66,186	(66,571)	385	—	—
Receipt (payment) of equity distributions	(1,250)	10,930	(9,680)	—	—

Net cash provided by (used in) financing activities	25,716	(60,655)	(9,295)	—	(44,234)

Net Increase in Cash and Cash Equivalents	—	18,014	684	—	18,698
Cash and Cash Equivalents, beginning of year	—	35,454	7,167	—	42,621

Cash and Cash Equivalents, end of year	$—	$53,468	$7,851	$—	$61,319

24.	Subsequent Events

In February 2007, the Company announced that it had entered into a definitive agreement to sell its workers’ compensation managed care services business units to a subsidiary of Coventry Health Care, Inc. (“Coventry”) for $387.5 million in cash. The purchase price is subject to certain adjustments as set forth in the definitive agreement. Pursuant to the requirements of the Credit Facility, the Company will be required to prepay approximately $255.0 million of its Term Loan with a portion of the estimated $265.0 million net after-tax cash proceeds that it receives from the sale. The business units that the Company plans to divest in the transaction are its workers’ compensation network services (comprising its provider bill review and repricing services, and its FOCUS PPO), field case management, telephonic case management, independent medical exams, and its pharmacy benefit management business. These business units had revenue of approximately $324.0 million in 2006. Of this amount $42.2 million of this revenue was reported in the Health Services segment, $108.4 million was reported in the Network Services segment, and the remaining $173.3 million related to other businesses to be divested was reported in the Care Management Services segment. Coventry is a national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental, managed care, and workers’ compensation services companies. The closing of this sale, currently anticipated in the second quarter of 2007, is subject to the satisfaction of pre-closing conditions and regulatory and other customary approvals.

CONCENTRA OPERATING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On April 2, 2007, the Company completed the sale of its workers’ compensation managed care services business units to Coventry. As a result of entering into and completing the definitive agreement, we determined that the workers’ compensation managed care services business units should be disclosed as discontinued operations. Accordingly, the accompanying financial information has been restated where required.

The following table summarizes the operating results of the workers’ compensation care managed care services business units that have been reclassified to discontinued operations in the consolidated statements of operation for the periods presented (in thousands):

	2006	2005	2004
Revenue	$322,792	$306,631	$340,122
Cost of services	274,268	255,838	284,743

Gross profit	48,524	50,793	55,379
General and administrative expenses	29,478	26,442	32,610
Amortization of intangibles	386	880	1,300
Loss on impairment of goodwill and long-lived assets	—	—	40,532
Gain on sale of assets	—	(1,426)	—
Unusual charges (gains)	—	—	(96)

Operating income	18,660	24,897	(18,967)
Interest expense, net	19,412	15,829	12,462
Other, net	(3)	115	109

Income (loss) before taxes	(749)	8,953	(31,538)
Provision for income taxes	82	5,105	(3,331)

Income (loss) from discontinued operations	$(831)	$3,848	$(28,207)

In January 2007, one of the Company’s wholly-owned subsidiaries, FOCUS, entered into a settlement of a class action lawsuit in Louisiana. FOCUS had previously been sued in a Louisiana state court by four Louisiana healthcare providers. Other defendants in the Action were two PPOs and three TPAs. Certain of FOCUS’ clients have made indemnification demands on it as a result of these actions. In the settlement, FOCUS has agreed to create a $12.0 million settlement fund and to pay an additional $0.3 million to cover actual expenses related to the administration of the settlement of the class action. The parties to the class action have mutually agreed that the settlement represents a compromise of disputed claims and is not an admission of liability for any purposes. The settlement remains subject to final court approval slated for the third quarter of 2007, following notice to class members. See “Note 16. Commitments and Contingencies” for a further discussion of this matter.”